Exhibit 10.3

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

DATED AS OF DECEMBER 7, 2007,

BY AND BETWEEN

EOG RESOURCES, INC.,

EOG RESOURCES APPALACHIAN LLC AND

ENERGY SEARCH, INCORPORATED

AS SELLER,

AND

EXCO APPALACHIA, INC.

AS BUYER

		Page

ARTICLE I.
DEFINITIONS

Section 1.1	Certain Defined Terms	1
Section 1.2	References, Gender, Number	1

ARTICLE II.
SALE AND PURCHASE OF ASSETS

Section 2.1	Sale and Purchase	2

ARTICLE III.
PURCHASE PRICE AND PAYMENT

Section 3.1	Purchase Price	2
Section 3.2	Payment	2
Section 3.3	Adjustment Period Cash Flow	2
Section 3.4	Post Closing Review	4
Section 3.5	Pipeline Imbalance Adjustments; Royalty Accounts	5
Section 3.6	No Duplicative Effect	5

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

Section 4.1	Representations and Warranties of Seller	6
Section 4.2	Representations and Warranties of Buyer	12

ARTICLE V.
ACCESS TO INFORMATION; NO WARRANTY; ETC.

Section 5.1	General Access	14
Section 5.2	Confidential Information	15
Section 5.3	No Warranty or Representation	15

ARTICLE VI.
ENVIRONMENTAL MATTERS

Section 6.1	Environmental Review and Audit	16
Section 6.2	Environmental Defects	18

ARTICLE VII.
TITLE ADJUSTMENTS

Section 7.1	No Title Warranty or Representation	20

-i-

(continued)

-ii-

(continued)

		Page

Section 10.3	Deferred Adjustment Claims Extension	43

ARTICLE XI.
CLOSING

Section 11.1	Closing	43
Section 11.2	Seller’s Closing Obligations	43
Section 11.3	Buyer’s Closing Obligations	44

ARTICLE XII.
EFFECT OF CLOSING

Section 12.1	Revenues	44
Section 12.2	Expenses	45
Section 12.3	Tax Matters	45
Section 12.4	Payments and Obligations	46
Section 12.5	Survival	46
Section 12.6	Certain Post-Closing Obligations	47

ARTICLE XIII.
LIMITATIONS

Section 13.1	Disclaimer of Warranties	47
Section 13.2	Texas Deceptive Trade Practices Act Waiver	48
Section 13.3	Damages	48
Section 13.4	Plugging and Abandonment Obligations	49
Section 13.5	Environmental Release	49

ARTICLE XIV.
INDEMNIFICATION

Section 14.1	Indemnification By Buyer	50
Section 14.2	Indemnification By Seller	50
Section 14.3	Indemnification and Defense Procedures	51
Section 14.4	Seller’s General Liability Limitation	54
Section 14.5	Materiality Exclusion	54

ARTICLE XV.
TERMINATION; REMEDIES

Section 15.1	Termination	54
Section 15.2	Remedies	55

-iii-

(continued)

-iv-

EXHIBITS

Exhibit 6.2(b)	—	Access Agreement
Exhibit 9.3(a)	—	Conveyance
Exhibit 9.3(b)	—	Pennsylvania Oil and Gas Lease
Exhibit 10.1(e)	—	Buyer’s Counsel’s Opinion
Exhibit 10.2(e)	—	Seller’s Counsel’s Opinion
Exhibit 11.2(e)	—	Affidavit of Non-Foreign Status
Exhibit A-1	—	Arbitration Procedures
Exhibit B	—	Proprietary Seismic Data License Agreement
Exhibit C	—	Guaranty Agreement

SCHEDULES
Schedule A-1	—	Property Schedule
Schedule A-1-A	—	Incidental Rights
Schedule A-2	—	Excluded Assets
Schedule A-3	—	Certain Permitted Encumbrances
Schedule A-4		Royalty Accounts
Schedule 4.1(e)	—	Seller’s Consents
Schedule 4.1(f)	—	Seller’s Actions
Schedule 4.1(g)	—	Compliance with Laws
Schedule 4.1(j)	—	Material Contracts
Schedule 4.1(k)	—	Compliance with Material Contracts
Schedule 4.1(l)	—	Tax Matters
Schedule 4.1(o)	—	Payout Balance
Schedule 4.1(p)	—	Tax Partnerships
Schedule 4.1(q)	—	AFEs and Other Commitments
Schedule 4.1(r)	—	Wells Being Drilled
Schedule 4.1(t)	—	Inactive Wells
Schedule 4.1(u)	—	Current Bonds
Schedule 4.1(v)	—	Governmental Authorizations
Schedule 4.1(w)	—	Condemnation Proceedings
Schedule 4.1(y)(i)	—	Seller Benefit Plans
Schedule 4.1(y)(ii)	—	Title IV Plans
Schedule 4.1(y)(iii)	—	Labor Unions
Schedule 4.1(z)	—	Changes Affecting Reserve Report
Schedule 4.1(bb)	—	Nonconsent Elections
Schedule 4.1(cc)	—	Joint Operating Agreements
Schedule 4.1(ee)	—	Preference Rights and Transfer Requirements
Schedule 6.1	—	Environmental Conditions
Schedule 9.1	—	Conduct of Business
Schedule 9.11(a)	—	Company Employees
Schedule 16.15	—	Purchase Price Allocations

-v-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 7, 2007, is by and among EOG Resources, Inc., a Delaware corporation (“EOG”), EOG Resources Appalachian LLC, a Delaware limited liability company (“EOG Appalachian”), and Energy Search, Incorporated, a Tennessee corporation (“ESI”) (EOG, EOG Appalachian and ESI are hereinafter collectively referred to as “Seller”), and EXCO Appalachia, Inc., a Delaware corporation (“Buyer”).

WHEREAS, Seller owns undivided interests in certain oil and gas leases and related assets located in various fields situated in the States of Ohio, Pennsylvania, Virginia and West Virginia; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, such oil and gas leases and related assets upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Seller owns undivided mineral fee interests in oil, gas and other hydrocarbons in place in and under certain lands situated in the State of Pennsylvania; and

WHEREAS, Seller desires to lease to Buyer, and Buyer desires to lease from Seller, such undivided mineral fee interests upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1             Certain Defined Terms.  Unless the context otherwise requires, the respective terms defined in Appendix A attached hereto and incorporated herein shall, when used herein, have the respective meanings therein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.

Section 1.2             References, Gender, Number.  All references in this Agreement to an “Article,” “Section,” or “subsection” shall be to an Article, Section, or subsection of this Agreement, unless the context requires otherwise.  Unless the context otherwise requires, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof.  Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

ARTICLE II.

SALE AND PURCHASE OF ASSETS

Section 2.1             Sale and Purchase.  On and subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, the Assets.

ARTICLE III.

PURCHASE PRICE AND PAYMENT

Section 3.1             Purchase Price.  The purchase price for the sale and conveyance of the Assets to Buyer is Three Hundred Ninety-Five Million Dollars $395,000,000 (the “Purchase Price”), subject to adjustment in accordance with the terms of this Agreement.  The “Adjusted Purchase Price” shall be the Purchase Price (i) as adjusted by the Initial Adjustment Amount determined pursuant to Section 3.3, (ii) as adjusted downward for Preference Properties which are excluded from the Assets in accordance with and as contemplated by Section 8.3, (iii) as adjusted downward for any Environmental Defect or the exclusion of any Environmental Defect Property pursuant to Section 6.2, (iv) as adjusted downward for Title Defects, if any, in accordance with Section 7.2, (v) as adjusted downward for excluded Title Defect Properties, if any, in accordance with Section 7.5, (vi) as adjusted for pipeline imbalances and Royalty Accounts, if any, pursuant to Section 3.5, (vii) as adjusted downward by the amount of the Deposit delivered pursuant to Section 3.2, together with interest on the Deposit from the date of execution of this Agreement until the Closing Date at the Agreed Rate, and (viii) as adjusted upward by an amount equal to interest on the Adjusted Purchase Price, as adjusted in the manner provided in items (i) through (vii) above, from the Effective Time until the Closing Date at the Agreed Rate.

Section 3.2             Payment.  On the date of execution of this Agreement, Buyer shall deposit an amount equal to $39,500,000 with Seller as a deposit hereunder (the “Deposit”) by wire transfer of such amount in immediately available funds to Bank of America N.A., in Dallas, Texas, ABA No. 026-009-593 for the account of Seller, Account No. 375-049-4400, named “EOG Resources, Inc.”.  At the Closing, Buyer shall assume the Assumed Liabilities and wire transfer the Adjusted Purchase Price in immediately available funds to such account specified above, or such other account or accounts specified by Seller to Buyer on or prior to the Business Day immediately preceding the Closing Date.

Section 3.3             Adjustment Period Cash Flow.  The Purchase Price shall be increased or decreased, as the case may be, by an amount equal to the Net Cash Flow with respect to the Assets for the time period (the “Adjustment Period”) beginning at the Effective Time and ending at 7:00 a.m. Eastern Standard time on the Closing Date.  Seller shall deliver to Buyer on or prior to the fifth Business Day preceding the Closing Date a statement (the “Adjustment Statement”) setting forth Seller’s preliminary determination (the “Initial Adjustment Amount”) of the Net Cash Flow.  If the Initial Adjustment Amount shown on the Adjustment Statement is a positive number, then the Purchase Price shall be increased by such amount.  If the Initial Adjustment Amount shown on the Adjustment Statement is a negative number, then the Purchase Price shall be decreased by such amount.

(a)           The Adjustment Statement shall be based upon actual information available to Seller at the time of its preparation and upon Seller’s good faith estimates and assumptions.  There shall be attached to the Adjustment Statement such supporting documentation and other data as is reasonably necessary to provide a basis for the Net Cash Flow shown therein.

(b)           If Buyer has any questions or disagreements regarding the Adjustment Statement, then, upon request by Buyer at least two Business Days prior to the Closing Date, Seller and Buyer shall in good faith attempt to resolve any disagreements, and Seller shall afford Buyer the opportunity to examine the Adjustment Statement and such supporting schedules, analyses, and workpapers on which the Adjustment Statement is based or from which the Adjustment Statement is derived as are reasonably requested by Buyer.  If Buyer and Seller agree on changes to the Initial Adjustment Amount based on such discussions, then the Adjusted Purchase Price shall be paid at Closing based on such changes.  If Buyer and Seller do not agree on changes to the Initial Adjustment Amount, then the Adjusted Purchase Price shall be paid at the Closing based on the amounts set forth in the Adjustment Statement.  In either such case, appropriate adjustments to the Purchase Price shall be made after the Closing pursuant to Section 3.4.

(c)           The “Net Cash Flow”, calculated in accordance with GAAP, shall be the algebraic sum of (i) a positive amount equal to the aggregate amount paid by Seller as Seller’s share of the costs of exploration, development, maintenance, operation, abandonment and production of the Assets during the Adjustment Period, which costs shall include, but shall not be limited to, royalties, overriding royalties, net profit interests and other similar burdens on production, general and administrative and operating costs, Taxes (other than Income Taxes), the cost of maintaining leaseholds or other interests included in the Assets, the cost of extension or renewal of any interest included in the Assets, the cost of treating, processing, storing, compressing, transporting, selling, marketing and otherwise handling and dealing with hydrocarbon production with respect to the Assets, the cost of any exploration or development activities on the Assets performed in accordance with Article IX, and costs of insurance coverage (including prepayments of any costs in accordance with Article IX), (ii) a negative amount equal to the aggregate gross proceeds received by Seller from the sale of hydrocarbons produced from or attributable to the Assets during the Adjustment Period or from the sale, salvage or other disposition of any Assets during the Adjustment Period (excluding any payments accounted for under clause (ii) of Section 3.1), and (iii) a negative amount equal to the aggregate amount of any costs paid under clause (i) above and reimbursed to Seller by any third party (unless such reimbursement is accounted for under clause (ii) above); provided, however, the amounts held by Seller for the account or benefit of any third party joint interest owners shall not be included in the calculation of Net Cash Flow, and therefore, shall not have an effect on the Purchase Price.  If an operating agreement is not in place during any part of the Adjustment Period with respect to any Asset for which Seller or an Affiliate of Seller is acting as operator, then to compensate Seller for administrative overhead expenses associated with conducting operations of any such Asset with respect to such part of the Adjustment Period, an administrative overhead fee of $250.00 per month per operated well that is flowing and $300.00 per month per operated well that is pumping, shall be deemed paid by Seller and shall be charged and allocated to such Asset for purposes of determining Net Cash Flow.

(d)           The Adjustment Statement shall include Seller’s good faith estimate of any sales Taxes owed by Buyer.

Section 3.4            Post Closing Review.  After the Closing, Seller shall review the Adjustment Statement and determine the actual Net Cash Flow.  On or prior to the 120th day after the Closing Date, Seller shall present Buyer with a statement of the actual Net Cash Flow and such supporting documentation as is reasonably necessary to support the Net Cash Flow shown therein (the “Final Adjustment Statement”).  To the extent reasonably necessary to Seller, Buyer will give personnel, accountants and representatives of Seller reasonable access to the Assets and Buyer’s premises and to its books and records for purposes of preparing the Final Adjustment Statement and will cause appropriate personnel of Buyer to assist Seller and Seller’s personnel, accountants and representatives, with no charge to Seller for such assistance, in the preparation of the Final Adjustment Statement.  Seller will give personnel, accountants and representatives of Buyer reasonable access to Seller’s premises and to its books and records for purposes of reviewing the calculation of Net Cash Flow and will cause appropriate personnel of Seller to assist Buyer and Buyer’s personnel, accountants and representatives, with no charge to Buyer for such assistance, in verification of such calculation.  The Final Adjustment Statement shall become final and binding on Seller and Buyer as to the Net Cash Flow 30 days following the date the Final Adjustment Statement is received by Buyer, except to the extent that prior to the expiration of such 30-day period Buyer shall deliver to Seller one or more notices, as hereinafter required, of its disagreement with the contents of the Final Adjustment Statement. Such notices shall be in writing and set forth all of Buyer’s disagreements with respect to any portion of the Final Adjustment Statement, together with Buyer’s proposed changes thereto, and shall include an explanation in reasonable detail of, and such supporting documentation as is reasonably necessary to support, such changes.  Any disagreements with or changes to the Final Adjustment Statement not included in such notices shall be waived by Buyer.  If Buyer has timely delivered one or more notices of disagreement to Seller in the manner required above, then, upon written agreement between Buyer and Seller resolving all disagreements of Buyer set forth in such notices, the Final Adjustment Statement (including any revisions thereto as are so agreed) will become final and binding on Buyer and Seller as to the Net Cash Flow.  If the Final Adjustment Statement has not become final and binding by the 180th day following the Closing Date, then Buyer or Seller may submit any unresolved disagreements of Buyer set forth in the aforesaid notices to Ernst & Young, Houston, Texas for final and binding determination and Buyer and Seller shall execute such engagement, indemnity and other agreements as such accounting firm may reasonably require in connection with or as a condition to such engagement.  Buyer and Seller shall cooperate diligently with any reasonable request of the accounting firm and furnish to the accounting firm such workpapers and other documents and information relating to such objections as the accounting firm may reasonably request and are available to such party or its subsidiaries (or its independent public accountants) and will be afforded the opportunity to present to the accounting firm any material relating to the determination of the matters in dispute and to discuss such determination with the accounting firm prior to any written notice of determination hereunder being delivered by the accounting firm and to the extent that a value has been assigned to any objection that remains in dispute, the accounting firm shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either party or less than the smallest value for such objection claimed by either party.  The fees and expenses of said accounting firm in making such determination shall be shared equally by Buyer and Seller.  Upon resolution of such unresolved disagreements of Buyer, the Final Adjustment Statement (including any revisions thereto as are so resolved or agreed), shall be conclusive, final and binding on Buyer and Seller as to the Net Cash Flow.  If the final amount of Net Cash Flow is more or less than the Initial Adjustment Amount, the Adjusted Purchase Price shall be redetermined under Section 3.1 using such final amount of Net Cash Flow.  If such redetermination under Section 3.1 results in a reduction in the Adjusted Purchase Price, Seller shall pay Buyer the amount of such reduction.  If such redetermination results in an increase in the Adjusted Purchase Price, Buyer shall pay Seller the amount of such increase.  Within three (3) Business Days after the Final Adjustment Statement (as so resolved or agreed) becomes final and binding, Seller or Buyer, as appropriate, shall pay to the other party the amount of such increase or reduction, if any, in the Adjusted Purchase Price, together with interest on the amount of such increase or reduction from the Closing Date until paid at the Agreed Rate.  Except for specific costs which are expressly set forth and accounted for in the final and binding Final Adjustment Statement, neither the Final Adjustment Statement nor this Section 3.4 shall operate to waive, release or impair the indemnity and hold harmless obligations of Buyer under Sections 5.1, 6.1 and 14.1.

Section 3.5            Pipeline Imbalance Adjustments; Royalty Accounts.  The Purchase Price shall be:

(a)           reduced by the product obtained by multiplying the aggregate amount of Negative Imbalances by $3.50 per MMBtu;

(b)           increased by the product obtained by multiplying the aggregate amount of Positive Imbalances by $3.50 per MMBtu; and

(c)           reduced by the amount of the Royalty Accounts.

Section 3.6            No Duplicative Effect.  The provisions of Sections 3.1, 3.3, 3.4, and 3.5 and as set forth in any of the other Transaction Documents shall apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and, except as otherwise expressly provided in this Agreement, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation or preparation of (including any component of) the Adjusted Purchase Price, the Initial Adjustment Amount, the Adjustment Statement or the Final Adjustment Statement, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over- or under-counted for purposes of such calculation. The parties acknowledge and agree that in the event that there is a conflict between a determination, calculation or methodology set forth in this Agreement on the one hand, and those provided by GAAP, on the other hand, (a) the determination, calculation or methodology set forth in this Agreement shall control to the extent that the matter is included in this Agreement as a line item or specific adjustment and (b) the determination, calculation or methodology prescribed by GAAP shall control to the extent the matter is not so addressed in this Agreement or requires reclassification as an asset or liability to be included in a line item or specific adjustment.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.1             Representations and Warranties of Seller.  As of the date of this Agreement, Seller represents and warrants to Buyer as follows:

(a)           Organization and Qualification.  Each of EOG and ESI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Tennessee, respectively, and has the requisite corporate power to carry on its business as it is now being conducted.  EOG Appalachian is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.  Seller is duly qualified to do business, and is in good standing, in each jurisdiction in which the Assets owned or leased by it makes such qualification necessary, except where the failure to so qualify and be in good standing will not have a Material Adverse Effect.

(b)           Authority.  Seller has all requisite corporate or limited liability power and authority to execute and deliver this Agreement and the Transaction Documents required to be executed and delivered by Seller hereunder and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate and limited liability company action on the part of Seller.

(c)           Enforceability.  This Agreement constitutes, and upon the Closing each of the Transaction Documents required to be executed and delivered by Seller hereunder will constitute, a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(d)           No Conflict or Violation.  Except for any exceptions set forth in Section 4.1(e) (or referenced in Schedule 4.1(e)), neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the transactions and performance of the terms and conditions contemplated hereby and thereby by Seller will (i) conflict with or result in a violation or breach of or default under any provision of the certificate of incorporation, by-laws, operating agreement or other similar governing documents of Seller, (ii) conflict with or result in a violation or breach of or default under any agreement, indenture or other instrument under which Seller is bound and to which any Asset is subject, other than such conflicts, breaches, violations or defaults as will not have a Material Adverse Effect, or (iii) violate or conflict with any Law applicable to Seller or the Assets.

(e)           Consents.  Except for (i) consents or approvals of or filings with the United States Department of Interior, or applicable Governmental Authorities in connection with assignments of the Subject Interests as contemplated by Section 8.5 that are customarily obtained post-closing in a purchase and sale transaction of this nature, (ii) Preference Rights and Transfer Requirements, and  (iii) consents, approvals, authorizations, permits, filings or notices referenced in Schedule 4.1(e), no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Seller or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller.

(f)            Actions.  Except as set forth in Schedule 4.1(f), there is no Action pending or, to the knowledge of Seller, threatened to which Seller is (or is threatened to be made) a party and which relates to the Assets or any material part thereof.

(g)           Compliance With Laws.  Except as set forth in Schedule 4.1(g), with respect to those Assets operated by Seller, Seller is not, and with respect to the Assets operated by third parties, to the knowledge of Seller, such third party operators are not, in violation of any Law with respect to the Assets, other than violations of Law which are not reasonably expected by Seller to have a Material Adverse Effect; provided that, Seller makes no representation or warranty, express or implied, with respect to (i) any Environmental Law, (ii) any Tax Law, except as set forth in Section 4.1(l), or (iii) Seller’s title to the Assets.

(h)           Brokerage Fees and Commissions.  Neither Seller nor any Affiliate of Seller has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission or other similar form of compensation in respect of the transactions contemplated by this Agreement for which Buyer or any of its Affiliates shall incur any liability.

(i)            Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or, to the knowledge of Seller, threatened against Seller or any Affiliate of Seller.

(j)            Material Contracts.  Schedule 4.1(j) sets forth a list of the following contracts, agreements or commitments to which the Assets are subject or by which Seller is bound with respect to the Assets:

(1)           any written contract or agreement between Seller and any Affiliate of Seller relating to the provision of goods or services in respect of the Assets which will survive the Closing or which affects the Assets on or after the Effective Time;

(2)           any contract, agreement or commitment that commits Seller or its assigns to aggregate expenditures with respect to the Subject Interests or other Assets of more than $100,000 in any calendar year; excluding (i) the Subject Interests and any contracts or agreements creating interests or rights in the Subject Interests or in any Hydrocarbon Interests, wells or units, (ii) joint operating agreements, and (iii) unitization or pooling agreements;

(3)           any contract, agreement or commitment that commits Seller or its assigns to sell, exchange, gather, process, treat, handle, store or transport any Hydrocarbon production attributable to the Subject Interests exceeding 100 Mcfe per day; excluding (i) any such contract, agreement or commitment which expires within six months or can be terminated by Seller or its assigns upon not more than six months notice without penalty, (ii) the Subject Interests, (iii) joint operating agreements, and (iv) unitization or pooling agreements; and

(4)           any contract, agreement or commitment included in the Assets and that constitutes (i) an indenture, mortgage, loan, credit or similar contract for borrowed money or any hedge or derivative contract (in each case) for which Buyer or any of its Affiliates will be responsible or which affects any revenues or expenses attributable to the Assets on or after the Effective Time, (ii) any agreement for the use or sharing of drilling rigs in connection with the Assets, (iii) any farmin or farmout agreement, exploration agreement, participation agreement, agreement for development or similar agreement providing for the earning of an ownership interest that has not been earned as of the date of this Agreement, (iv) any non-competition agreement or any agreement that would restrict, limit or prohibit the manner in which, or the localities in which, Buyer or any of its Affiliates conduct their respective businesses, and of which Seller has knowledge, or (v) any agreement creating an area of mutual interest of which Seller has knowledge.

(k)           Compliance with Contracts.  Except as set forth in Schedule 4.1(k), (i) neither  Seller nor, to Seller’s knowledge, any other party thereto is in material breach of or material default under any contract, agreement or commitment listed in Schedule 4.1(j), and (ii) there does not exist under any provision thereof, to Seller’s knowledge, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, except for such breaches, defaults or events which would not have a Material Adverse Effect.

(l)            Tax Matters.  Except as set forth in Schedule 4.1(l), (i) All Tax Returns relating to or in connection with the Assets required to be filed have been timely filed and all such Tax Returns are correct and complete in all material respects, (ii) all Taxes relating to or in connection with the Assets that are or have become due have been timely paid in full, and Seller is not delinquent in the payment of any Taxes (including all Property Taxes and Hydrocarbon Taxes) attributable to any periods through the Effective Time relating to or in connection with the Assets, (iii) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax (other than Income Taxes) of Seller relating to or in connection with the Assets, (iv) there are no administrative or judicial proceedings pending against the Assets or against Seller relating to or in connection with the Assets by any Taxing Authority with respect to Taxes (other than Income Taxes), (v) there are no liens on any of the Assets that arose in connection with the failure (or alleged failure) to pay any Tax, other than current period Property Taxes not yet delinquent, and (vi) Seller is not a foreign person within the meaning of Section 1445(f) of the Code.

(m)          Status of Seller.  Seller is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(n)           Payments for Production.  To Seller’s knowledge, all shut-ins, rentals, royalties, excess royalty, overriding royalty interests and other payments due and payable by Seller to overriding royalty holders and other interest owners (including working interest owners)

under or with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto have been paid except for the amounts held in suspense in the Royalty Accounts, and Seller is not obligated under any contract or agreement for the sale of gas from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to gather, deliver, process, or transport any gas without then or thereafter receiving full payment therefor.

(o)           Payout Balance.  To Seller’s knowledge, Schedule 4.1(o) sets forth the status of any “payout” balance as of the Effective Time, for the wells and units comprising the Assets, subject to reversion or other adjustment at some level of cost recovery or payout.

(p)           Tax Partnership.  To Seller’s knowledge, except as set forth in Schedule 4.1(p), none of the Assets is held by or is subject to any contractual arrangement between Seller and any other Persons, whether owning undivided interests therein or otherwise, that is treated as or constitutes a partnership for United States federal Tax purposes (a “Tax Partnership”).

(q)           AFEs and Other Commitments.  Except as set forth in Schedule 4.1(q), as of the Effective Time and as of the date of this Agreement, there were and are no AFEs, capital expenditures related to the drilling or reworking of wells, or other commitments for capital expenditures outstanding with respect to the Assets in excess of $50,000 individually (net to Seller’s interest).

(r)            Wells.  The only wells being drilled on the Subject Interests as of the date of this Agreement are those set forth in Schedule 4.1(r).

(s)           Production Allowables.  To Seller’s knowledge, since the Effective Time through the date of this Agreement, Seller has not received written notice that there has been any change proposed in the production allowables for any wells located on the Subject Interests.

(t)            Plugging and Abandonment.  To Seller’s knowledge, since the Effective Time, Seller has not abandoned, and is not in the process of abandoning, any wells (nor has it removed, nor is it in the process of removing, any material items of personal property, except those replaced by items of substantially equivalent suitability and value).  Except as set forth in Schedule 4.1(t), there are no wells located on the Subject Interests:

(1)           with respect to which Seller has received an order from any Governmental Authority requiring that such well be plugged and abandoned that has not been plugged and abandoned;

(2)           that formerly produced but that are currently shut in or temporarily abandoned; or

(3)           that, to Seller’s knowledge, have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each Governmental Authority having jurisdiction over the Subject Interests.

(u)           Current Bonds.  Schedule 4.1(u) sets forth a list of all surety bonds, letters of credit and other similar instruments maintained by Seller or any of its Affiliates with respect to the Assets.

(v)           Governmental Authorizations.  Except as set forth in Schedule 4.1(v), Seller has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates and consents (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the Assets operated by Seller as currently owned and operated (excluding Governmental Authorizations required by Environmental Laws), except for any Governmental Authorizations the failure of which to obtain and maintain will not have a Material Adverse Effect.  Except as set forth in Schedule 4.1(v), since the Effective Time no written notices of material violation have been received by Seller.

(w)          Condemnation.  Except as set forth in Schedule 4.1(w), there is no actual or, to Seller’s knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Subject Interests by reason of condemnation or the threat of condemnation.

(x)            FERC.  Neither Seller nor any of its Affiliates has filed any tariffs with the Federal Energy Regulatory Commission with respect to the operation of any of the Assets.

(y)           Employee Related Matters.

(i)            Schedule 4.1(y)(i) sets forth a true and complete list of each of the following that is sponsored, maintained or contributed to by Seller in which any Company Employee (as defined in Section 9.11(a)) currently participates or may be eligible for a benefit (the “Seller Benefit Plans”):

(1)           each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including but not limited to employee benefit plans, such as foreign plans, that are not subject to the provisions of ERISA; and

(2)           each material personnel policy, stock option plan, stock purchase plan, stock appreciation rights plan, phantom stock plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, education, adoption or dependent care assistance program, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and each other employee benefit plan, agreement, arrangement, program, practice or understanding.

(ii)           Except as set forth on Schedule 4.1(y)(ii), neither Seller, nor any corporation, trade, business or entity under common control with Seller, within the meaning of Section 414(b), (c), or (m) of the Code, or Section 4001 of ERISA (a “Seller Controlled Entity”), sponsors, maintains or has any obligation to contribute to (nor has sponsored, maintained or contributed to within the last six years prior to the Closing

Date) any employee benefit plan (within the meaning of Section 3(3) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code (a “Title IV Plan”) with respect to which Seller or a Seller Controlled Entity has or may have any liability.  Except as set forth on Schedule 4.1(y)(ii), with respect to any such Title IV Plan, (1) no withdrawal liability (within the meaning of Section 4201 of ERISA) has been incurred, which withdrawal liability has not been satisfied, (2) no liability to the Pension Benefit Guaranty Corporation (“PBGC”) (other than liability for premiums, which premiums have been paid when due) has been incurred which has not been satisfied, (3) no accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, has been incurred, (4) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made, (5) no reportable event (within the meaning of Section 4043 of ERISA or the regulations issued thereunder) has occurred, other than an event for which the thirty (30) day notice period is waived, (6) no event or condition  has occurred or exists that would reasonably be expected to present the risk of termination, (7) no notice of intent to terminate any such Title IV Plan has been given under Section 4041 of ERISA, and (8) no proceeding has been instituted under Section 4042 of ERISA to terminate any such Title IV Plan.

(iii)          Except as set forth on Schedule 4.1(y)(iii), neither Seller nor any of its Affiliates has agreed to recognize any labor union or other collective bargaining representative nor has any labor union or other collective bargaining representative been certified as the exclusive bargaining representative of any employees of Seller or any of its Affiliates.

(z)            Reserve Report.  Seller makes no warranty or representation as to quantity, quality or recoverability of the oil, gas and other hydrocarbon reserves attributable to the Subject Interests, except that Seller warrants and represents that (i) to Seller’s knowledge, the production history data, data on operating history, seismic data and well logs (excluding any opinion, interpretation, analysis, evaluation or other similar work product) that Seller provided to Degolyer and Macnaughton to prepare the Reserve Report are true and correct in all material respects, and (ii) except for production in the ordinary course of business, changes set forth in Schedule 4.1(z) and changes (including changes in commodity prices) generally affecting the oil and gas industry, to the knowledge of Seller, since the date of the Reserve Report, (A) there has been no material adverse change with respect to the matters addressed in the Reserve Report and (B) neither Seller nor any of its Affiliates has disposed of any material oil and gas property that was included in the Reserve Report.

(aa)         FCC Matters.  To the knowledge of Seller, Seller does not hold any licenses, permits, certificates, approvals, franchises, consents, waivers, registrations or other authorizations issued by the Federal Communications Commission with respect to the ownership or operation of the Assets.

(bb)         Nonconsent Elections.  To the knowledge of Seller, Schedule 4.1(bb) sets forth each situation in which Seller elected not to participate in an operation on the Subject Interests since the date of the Reserve Report that remains subject to a loss of interest or penalty.

(cc)         Joint Operating Agreements.  To the knowledge of Seller, Schedule 4.1(cc) sets forth each joint operating agreement to which the Assets are subject.

(dd)         No Liens Securing Financings.  The Assets are not encumbered by any mortgages or security interests granted or created by Seller to secure obligations of Seller or any of its Affiliates under any credit agreement, loan agreement or similar financing arrangements with any banks or other financial institutions.

(ee)         Preference Rights and Transfer Requirements.  To Seller’s knowledge, all agreements containing (i) a Preference Right are set forth in Part I of Schedule 4.1(ee) and (ii) a Transfer Requirement are set forth in Part II of Schedule 4.1(ee), except for any agreements that do not affect any material property included in the Assets.

Section 4.2             Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows:

(a)           Organization and Qualification.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as it is now being conducted.  Buyer is duly qualified to do business, and is in good standing, in each jurisdiction in which the Assets to be acquired by it makes such qualification necessary, except where the failure to so qualify and be in good standing would not impact Buyer’s ability to consummate the transactions contemplated under this Agreement.

(b)           Authority.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents required to be executed and delivered by Buyer hereunder and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the Transaction Documents required to be executed and delivered by Buyer hereunder and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer.

(c)           Enforceability.  This Agreement constitutes, and upon the Closing each of the Transaction Documents required to be executed and delivered by Buyer hereunder will constitute, a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(d)           No Conflict or Violation.  Except for any exceptions set forth in Section 4.2(e), neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby by Buyer will (i) conflict with or result in a violation or breach of or default under any provision of the certificate of incorporation, by-laws or other similar governing documents of Buyer or any material agreement, indenture or other instrument under which Buyer is bound or (ii) violate or conflict with any Law applicable to Buyer or the Assets.

(e)           Consents.  Except for (i) consents or approvals of or filings with the United States Department of Interior or other the applicable Governmental Authorities in connection with assignments of the Subject Interests as contemplated by Section 8.5 that are customarily obtained post-closing in a purchase and sale transaction of this nature, and (ii) Preference Rights and Transfer Requirements, no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer.

(f)            Actions.  There is no Action pending or, to the knowledge of Buyer, threatened to which Buyer is (or is threatened to be made) a party, other than Actions which are not reasonably expected by Buyer to have a material adverse effect on Buyer.

(g)           Brokerage Fees and Commissions.  Neither Buyer nor any Affiliate of Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission or similar form of compensation in respect of the transactions contemplated by this Agreement for which Seller or any of its Affiliates shall incur any liability.

(h)           Qualified Owner.  At or prior to Closing, Buyer (i) shall be qualified in all material respects under Law to own the Assets and (ii) will have complied with all necessary governmental bonding requirements required for its ownership of the Assets.

(i)            Funds.  Buyer will have sufficient funds available to enable Buyer to consummate the transactions contemplated hereby and to pay the Adjusted Purchase Price and all related fees and expenses of Buyer.

(j)            No Distribution.  Buyer is an experienced and knowledgeable investor in the oil and gas business, Buyer is able to bear the economic risks of its acquisition and ownership of the Assets, and Buyer is capable of evaluating (and has evaluated) the merits and risks of the Assets and Buyer’s acquisition and ownership thereof.  Prior to entering into this Agreement, Buyer was advised by its counsel and such other persons it has deemed appropriate concerning this Agreement and has relied solely on an independent investigation and evaluation of, and appraisal and judgment with respect to, the geologic and geophysical characteristics of the Subject Interests, the estimated reserves recoverable therefrom, and the price and expense assumptions applicable thereto. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky laws or any other applicable securities laws.

(k)           Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the knowledge of Buyer, threatened against Buyer or any Affiliate of Buyer.

ARTICLE V.

ACCESS TO INFORMATION; NO WARRANTY; ETC.

Section 5.1            General Access.  Subject to Section 6.1 (which shall govern all environmental reviews, inspections and audits), promptly following the execution of this Agreement and until the Closing Date (or earlier termination of this Agreement), Seller shall:

(a)           permit Buyer and its representatives to have reasonable access at reasonable times in the Seller’s offices, and in a manner so as not to interfere unduly with the business operations of Seller, to Seller’s books, records, Tax Returns (other than with respect to corporate Income Taxes), contracts, abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, and documents relating to the Assets (including the Asset Records) insofar as the same are in Seller’s possession and insofar as Seller may do so without (i) violating legal constraints or any legal obligation or (ii) waiving any attorney/client, work product or like privilege (provided, clauses (i) and (ii) of this subsection (a) shall not apply to title opinions relating to the Subject Interests), together with the opportunity to make copies of such books, records, or other documents, at Buyer’s sole cost and expense, and to discuss the business operations of Seller with respect to the Assets with such officers, directors, accountants, consultants and counsel of Seller as Buyer and/or its lenders deem reasonably necessary or appropriate to familiarize itself or themselves with the Assets; and

(b)           subject to any required consent of any third Person, permit Buyer and its representatives at reasonable times and at Buyer’s sole risk, cost and expense, to conduct, in the presence of Seller’s representatives, reasonable inspections of the Assets;

provided, however, Buyer shall repair any damage to the Assets resulting from such inspections and Buyer does hereby indemnify and hold harmless, release and agree to defend the Seller Indemnified Persons from and against any and all Covered Liabilities arising, in whole or in part, from Buyer’s inspection of the Assets, regardless of any concurrent negligence or strict liability on the part of the Seller Indemnified Persons and regardless of the form of claim whether at common law, strict liability, negligence or under any statute or regulation.  Nothing in this Agreement shall be construed to permit Buyer or its representatives to have access to any files, records, contracts or documents of Seller relating to this transaction, including, without limitation, any bids or offers received by Seller for the sale of the Assets in competition with the Buyer’s bid or offer, it being agreed that all such competing bids or offers shall be the sole property of Seller.  Seller shall use commercially reasonable efforts to assure that all copies (including electronic copies) of any files, records, contracts or documents of a material nature that are provided to Buyer pursuant to this Section 5.1 shall be accurate and complete recitations of the originals of such files, records, contracts and documents.

(c)           Seller acknowledges that Buyer may be required at some time following the Closing to file with the U.S. Securities and Exchange Commission certain statements of revenues and direct expenses and notes related thereto related to the Assets in such form that such statements can be audited.  Seller shall use its commercially reasonable efforts to prepare, at the sole cost and expense of Buyer, statements of revenues and direct expenses and notes related to the Assets for the calendar year 2007 (the “2007 Statements of Revenues and Expenses”).

Seller (i) shall cooperate with and permit Buyer to reasonably participate in the preparation of such 2007 Statements of Revenues and Expenses and (ii) shall provide Buyer and its representatives with reasonable access to the personnel of Seller who engage in the preparation of such 2007 Statements of Revenues and Expenses.

(d)           Promptly after the date of this Agreement, Seller shall engage Deloitte & Touche LLP, to perform an audit of the 2007 Statements of Revenues and Expenses and shall use commercially reasonable efforts to cause Deloitte & Touche LLP, to issue unqualified opinions with respect to the 2007 Statements of Revenues and Expenses (the 2007 Statements of Revenues and Expenses and related audit opinions being hereinafter referred to as the “2007 Audited Financial Statements”).  Buyer shall reimburse Seller for all fees and expenses charged by Deloitte & Touche LLP, pursuant to such engagement.  Seller shall use commercially reasonable efforts to facilitate the completion of such audit and delivery of the 2007 Audited Financial Statements to Buyer or any of its Affiliates no later than sixty (60) days after Closing.  Seller shall keep Buyer regularly informed regarding the progress of such audit and also shall periodically provide Buyer with copies of drafts of the 2007 Audited Financial Statements and related audit opinions.

Section 5.2             Confidential Information.  Buyer agrees to maintain all information made available to it pursuant to this Agreement confidential and to cause its partners, directors, officers, employees, agents, representatives, consultants and advisors to maintain all information made available to them pursuant to this Agreement confidential, to the extent provided in that certain confidentiality agreement dated August 9, 2007 (the “Confidentiality Agreement”), by and between Seller and EXCO, the terms of which are incorporated herein by reference and made a part of this Agreement.  Notwithstanding anything to the contrary contained in this Section 5.2 or in Section 9.4, Buyer may disclose the existence and contents of this Agreement, the transactions contemplated hereby and information regarding the Assets to the Standard & Poor’s and Moody’s rating agencies and any actual or potential lenders or other financing sources of Buyer in connection with the transactions contemplated hereby; provided that, any such third party to whom Buyer discloses any such information shall be informed by Buyer of the confidential nature thereof and of Buyer’s confidentiality obligations under this Agreement and shall have agreed in writing to be bound by the obligations of confidentiality under this Section 5.2.  Buyer shall be responsible for any use or disclosure of such confidential information by any of such third parties.

Section 5.3             No Warranty or Representation.  Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to any Environmental Matters (including, without limitation, any Environmental Condition) and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any Environmental Matter (including, without limitation, any Environmental Defect or Environmental Condition) with respect to any of the Assets shall be pursuant to the procedures set forth in Sections 6.1 and 6.2.  Furthermore, without limiting the provisions of paragraph 7 of the Confidentiality Agreement (which shall continue in full force and effect) and except for the representations and warranties made by Seller in Section 4.1, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to the accuracy or completeness of the information, records and data now, heretofore or hereafter made available to Buyer in connection with this Agreement; including, without limitation, any description of the Assets, pricing assumptions, potential for production of oil, gas or other hydrocarbons from the Subject Interests, projected development costs, projected plugging and abandonment costs or any other matters contained in or related to the Reserve Report; any environmental information; or any other material furnished to Buyer by Seller or any director, officer, shareholder, employee, counsel, agent or advisor of Seller.

ARTICLE VI.
ENVIRONMENTAL MATTERS

Section 6.1                                  Environmental Review and Audit.

(a)                            Environmental Access. Prior to the expiration of sixty (60) days after the date of execution of this Agreement (the “Environmental Examination Period”), subject to the restrictions contained in this Agreement and any required consent or waiver of any third Person, Seller shall (i) permit Buyer and representatives of Buyer and its lenders to have reasonable access at reasonable times in the Seller’s offices, and in a manner so as not to interfere unduly with the business operations of Seller, to Seller’s environmental files and records in Seller’s possession relating to the Assets insofar as Seller may do so without waiving any attorney/client, work product or like privilege (other than any such privilege related to title opinions), permit Buyer and the Environmental Consultant to have reasonable access to the Assets for the purpose of allowing Buyer and the Environmental Consultant to inspect, test and/or audit the Assets for any Environmental Defects (collectively, “Buyer’s Environmental Review”), all at Buyer’s sole risk, cost and expense. If requested by Buyer, Seller shall request that the operators of Assets not operated by Seller afford to Buyer and the Environmental Consultant, at Buyer’s sole cost, risk and expense, reasonable access to such Assets for the purpose of allowing Buyer and the Environmental Consultant to inspect such Assets for any Environmental Defects; provided that, Seller shall have the right to be present during any such inspection and Buyer’s inspection shall be subject to such reasonable limitations and restrictions as may be determined by such operators. In the event that, during such inspection of any Assets not operated by Seller, Buyer or the Environmental Consultant discovers an Environmental Condition affecting any such Assets, Seller, if requested by Buyer, shall request that such operator afford Buyer and the Environmental Consultant, at Buyer’s sole cost, risk and expense, reasonable access for the purpose of performing such invasive investigations of such properties as may be reasonable in light of all relevant facts and circumstances and consistent with the provisions of Sections 6.1(b) and (c).

(b)                           Conduct of Review. Prior to conducting Buyer’s Environmental Review, Buyer shall furnish Seller with a proposed scope of Buyer’s Environmental Review, including a description of the activities to be conducted and the locations of such activities. No third Person, other than the Environmental Consultant and Buyer’s employees, may conduct Buyer’s Environmental Review. Buyer shall not commence any activity proposed to be included in Buyer’s Environmental Review unless and until such activity (including the location thereof) has been approved in writing by Seller which approval shall not be unreasonably withheld or delayed. Seller shall have the right to be present during any inspection (including Buyer’s

Environmental Review) of the Assets and shall have the right, at its option and expense, to split samples with Buyer.

(c)                            Buyer Responsibility for Review. In connection with Buyer’s Environmental Review, Buyer agrees that Buyer, the Environmental Consultant and Buyer’s employees, agents and contractors shall comply with all Laws and shall exercise due care with respect to the Assets and their condition, taking into consideration the characteristics of any wastes or substances found thereon, and in light of all relevant facts and circumstances. Specifically, but without limitation, when handling solid waste or hazardous substances, if any, discovered during the inspection of the Assets, Buyer, the Environmental Consultant and Buyer’s employees, agents and contractors shall handle such waste or substances in accordance with all Laws. Any soil or water samples taken by Buyer from the Assets shall become the sole property and possession of Buyer and will be managed consistent with the applicable rules and regulations of the U.S. Environmental Protection Agency and other applicable Governmental Authorities with regulatory authority. Promptly after completing Buyer’s Environmental Review, Buyer shall, at its sole cost and expense, restore the Assets to their original condition, in accordance with good engineering practice, if changed due to Buyer’s Environmental Review. Failure by Buyer to comply with the requirements of this subsection within a reasonable time period will entitle (but shall not obligate) Seller to take any action deemed necessary or appropriate by Seller to correct such failure, all at Buyer’s expense. Prior to Closing, Buyer shall maintain and shall cause its officers, directors, employees, agents, representatives, contractors, consultants and advisors to maintain all information obtained pursuant to Buyer’s Environmental Review strictly confidential and shall not disclose the same to any third Person without the prior written consent of Seller, except to the extent required by Law. Buyer shall provide Seller’s counsel with copies of any reports prepared and analytical test results received by Buyer or the Environmental Consultant promptly following Buyer’s or the Environmental Consultant’s preparation or receipt of the same. Buyer does hereby indemnify and hold harmless, release and agree to defend the Seller Indemnified Persons from and against any and all Covered Liabilities, including all Environmental Liabilities, arising out of any violation by Buyer, the Environmental Consultant, or Buyer’s or the Environmental Consultant’s officers, directors, employees, agents, representatives, contractors, consultants and advisors of the provisions of this Section or, in whole or in part, from Buyer’s or the Environmental Consultant’s inspection or testing of the Assets or handling any substances or samples in connection therewith, regardless of any concurrent negligence or strict liability on the part of any Seller Indemnified Person and regardless of the form of claim whether at common law, strict liability, negligence or under any statute or regulation.

(d)                           Buyer’s Right to Exclude. If Buyer is not granted access to any Property Subdivision which is not operated by Seller in accordance with the provisions of Section 6.1(a) applicable thereto, Buyer may, in addition to any other remedies hereunder, elect to exclude such Property Subdivision (or portion thereof) (together with the Incidental Rights and assets attributable or appurtenant thereto) from the Assets, in the manner provided for in Section 7.5 for excluded Title Defect Properties and reduce the Purchase Price by the portion of the Purchase Price allocated to such Property Subdivision (or portion thereof).

Section 6.2                                  Environmental Defects.

(a)                            Buyer’s Assertions of Environmental Defects. Prior to the expiration of the Environmental Examination Period, Buyer may notify Seller in writing of any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects. Buyer’s written notice must include (i) a reasonably specific description of each Asset (or portion thereof) that is affected by the alleged Environmental Defect, (ii) a description of the alleged Environmental Defect and the facts and circumstances giving rise thereto, including all evidence compiled by Buyer which supports the existence of such alleged Environmental Defect, and (iii) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such Environmental Defect. Buyer’s calculation of the Remediation Amount must describe the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect, identify all assumptions used by the Buyer in calculating the Remediation Amount, including the standards the Buyer asserts must be met to comply with Environmental Laws.

(b)                           Seller’s Election. Without limiting or waiving Seller’s right to then or thereafter dispute Buyer’s compliance with Section 6.2(a), the existence of an Environmental Defect or the alleged Environmental Defect Amount, if Buyer timely notifies Seller in writing of an Environmental Defect as required by Section 6.2(a), Seller, at its option, shall elect, at or prior to the Closing, one of the following options with respect to the Assets affected by the alleged Environmental Defect and, at Seller’s option, any other Assets which form part of any field or other economic operating unit which includes such affected Assets (collectively, the “Environmental Defect Property”):

(i)                             exclude such Environmental Defect Property (together with the Incidental Rights and assets attributable or appurtenant thereto) from the Assets, in the manner provided in Section 7.5 for excluded Title Defect Properties, and reduce the Purchase Price by the portion of the Purchase Price allocated to such Environmental Defect Property in the Property Schedule;

(ii)                          leave such Environmental Defect Property in the Assets and assume responsibility for the Remediation of such Environmental Defect; provided that, all costs for Remediation shall first be borne by Buyer to the extent Seller elects to apply any of the Defect Deductible to such costs; or

(iii)                       leave such Environmental Defect Property in the Assets and reduce the Purchase Price by the Environmental Defect Amount with respect to such Environmental Defect (taking into account any application of the Defect Deductible which Seller elects to make with respect thereto).

Seller’s foregoing elections shall be subject to Seller’s right to then or thereafter dispute Buyer’s compliance with Section 6.2(a), the existence of an Environmental Defect or the alleged Environmental Defect Amount. If Seller elects the option set forth in clause (iii) above, Buyer shall be deemed to have assumed responsibility for Remediation of such Environmental Defect and such Environmental Defect shall be deemed to constitute an Assumed Liability. If Seller elects the option set forth in clause (ii) above, Seller shall use commercially reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws and shall have access to the Environmental Defect Property after the Closing Date to implement and complete such Remediation in accordance with an Access Agreement in substantially the form attached hereto as Exhibit 6.2(b) (the “Access Agreement”). Seller will be deemed to have adequately completed the Remediation required in the immediately preceding sentence (A) upon receipt of a certificate or approval from the applicable Governmental Authority that the Remediation has been implemented to the extent necessary to comply with existing regulatory requirements or (B) upon receipt of a certification from a licensed professional engineer, to the effect that the Remediation has been implemented to the extent necessary to comply with existing regulatory requirements, if the approval or certification specified in (A) cannot be obtained because provision for such approval or certification is not provided under applicable Environmental Law.

(c)                            Environmental Defect Amount. If Seller elects the option set forth in Section 6.2(b)(iii) with respect to one or more Environmental Defects, then as Buyer’s sole and exclusive remedy with respect to such Environmental Defects, Buyer shall be entitled to reduce the Purchase Price by the amount (the “Environmental Defect Amount”), if any, by which (i) the aggregate amount of the sum of (A) all Remediation Amounts with respect to the Environmental Conditions giving rise to such Environmental Defects plus (B) all Title Defect Amounts with respect to all Title Defect Properties exceeds (ii) the Defect Deductible (the reduction to the Purchase Price in this Section 6.2(c) shall be in conjunction with the reduction to the Purchase Price in Section  7.2(d) and Buyer shall not be entitled to duplicative reductions to the Purchase Price under either section). Seller may also apply any part of the Defect Deductible to the cost of any Remediation undertaken by Seller pursuant to the option set forth in Section 6.2(b)(ii). Any Remediation costs to which Seller elects to apply the Defect Deductible shall be borne under Section 6.2(b)(ii) by the Buyer. Seller shall have the right from time to time by written notice to Buyer to reallocate and change its application of the Defect Deductible, except to the extent of Remediation costs already incurred by Buyer based on Seller’s previous application thereof. It is expressly understood and agreed that the Defect Deductible represents an aggregate deductible for Environmental Defects and Title Defects which may be apportioned as provided in this Section 6.2(c) rather than as a separate deductible for each individual Environmental Defect.

(d)                           Waiver by Buyer. For all purposes of this Agreement, any Environmental Condition which Buyer fails to assert as an Environmental Defect by a written notice given to Seller in accordance with the requirements of Section 6.2(a) on or before the expiration of the Environmental Examination Period shall be waived by Buyer and all Environmental Liabilities arising out of or attributable to such Environmental Condition shall constitute Assumed Liabilities.

(e)                            Right of Contribution and Reimbursement. With respect to any Environmental Defect as to which Seller elects to assume responsibility pursuant to Section 6.2(b)(ii), if any Buyer Indemnified Person has a claim for or right of contribution, reimbursement, indemnity or other similar actions from or against any third Person (including any Affiliate of Buyer) with respect thereto, the Buyer Indemnified Person having such claim or right shall assign to Seller such claim or right to the extent necessary to provide to Seller the right to assert such claim or right up to the amount expended by Seller for the Remediation of such Environmental Defect and shall assist Seller in pursuing and enforcing same; provided that, Buyer shall retain all rights to assert such claims or rights in excess of the amounts expended by Seller for Remediation of such Environmental Defect. Furthermore, effective upon Closing, Buyer hereby releases, acquits and forever discharges Seller and the Seller Indemnified Persons from any and all claims, demands or causes of action (including all Covered Liabilities) which Buyer may have against Seller or any Seller Indemnified Person with respect to any and all Environmental Matters relating to the Assets (including, but not limited to, any right of contribution or reimbursement provided under Environmental Laws or other Laws) for which Seller has not agreed to assume responsibility for Remediation pursuant to this Agreement. At Seller’s request, Buyer shall provide Seller with a written confirmation of the foregoing release at or after Closing.

ARTICLE VII.
TITLE ADJUSTMENTS

Section 7.1                                No Title Warranty or Representation. Without limiting Buyer’s right to adjust the Purchase Price by operation of Section 7.2, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets shall be pursuant to the procedures set forth in this Article VII, which remedies shall cease, and be deemed to be finally and conclusively satisfied, in all respects, upon the Closing.

Section 7.2                                Buyer’s Title Review.

(a)                            Buyer’s Assertion of Title Defects. Prior to the expiration of sixty (60) days after the date of execution of this Agreement (the “Title Examination Period”), Buyer shall furnish Seller written notice meeting the requirements of this Section 7.2(a) (the “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect with respect to any portion of a Property Subdivision pursuant to this Article VII. For all purposes of this Agreement, Buyer shall be deemed to have waived any Title Defect which Buyer fails to assert as a Title Defect by a Title Defect Notice given to Seller on or before the expiration of the Title Examination Period. To be effective, Buyer’s Title Defect Notice of a Title Defect must include (i) a brief description of the matter constituting the asserted Title Defect, (ii) the claimed Title Defect Amount attributable thereto, and (iii) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of such asserted Title Defect. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to give Seller, on or before Friday of each second calendar week after the date of execution of this Agreement and until the end of  the Title Examination Period, written notice of all Title Defects discovered by Buyer during such two calendar week period preceding the two-week period then ending, which may be preliminary in nature and supplemented prior to the end of the Title Examination Period. Buyer shall also promptly furnish Seller with written notice of any Seller Title Credit which is discovered by any of Buyer’s employees or representatives while conducting Buyer’s title review, due diligence or investigation with respect to the Subject Interests and Property Subdivisions.

(b)                           Purchase Price Allocations. A portion of the Purchase Price has been allocated to the various Subject Interests in Property Subdivisions in the manner and in accordance with the respective values set forth in the Property Schedule. If any adjustment is made to the Purchase Price pursuant to this Section 7.2 or Section 6.2, a corresponding adjustment shall be made to the portion of the Purchase Price allocated to the affected Property Subdivision in the Property Schedule.

(c)                            Seller’s Opportunity to Cure.

(i)                                   Seller shall have until two (2) days prior to the Closing Date (the “Title Curative Period”), at its cost and expense, if it so elects but without obligation, to cure all or a portion of such asserted Title Defects. Any asserted Title Defects which are waived by Buyer or cured within such time shall be deemed “Permitted Encumbrances” hereunder. Subject to Sections 7.2(c)(ii) and 7.2(c)(iii) and Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, if Seller within such time fails to cure any Title Defect of which Buyer has given timely written notice as required above, and Buyer has not and does not waive same in a written notice from Buyer to Seller, the Property Subdivision affected by such uncured and unwaived Title Defect shall be a “Title Defect Property”.

(ii)                                If Buyer furnishes to Seller timely Title Defect Notice(s) of one or more asserted Title Defects and the same are not waived or cured as provided in Section 7.2(c)(i), Seller may elect to delay the Closing for a period of up to thirty (30) calendar days to afford Seller the opportunity, if it so elects, to attempt to cure any of the asserted Title Defects prior to the Closing. Seller’s election to delay the Closing pursuant to this Section 7.2(c)(ii) shall not waive Seller’s right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto. Subject to Section 7.2(c)(iii) and Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, if Seller within such time period fails or refuses to cure any Title Defect of which Buyer has given a timely Title Defect Notice and Buyer has not waived and does not waive the same before the delayed Closing, the Property  Subdivision affected by such uncured and unwaived Title Defect shall be a Title Defect Property.

(iii)                             If Buyer furnishes to Seller timely Title Defect Notice(s) of one or more Title Defects and the same are not waived or cured as provided in Section 7.2(c)(i) or Section 7.2(c)(ii), as applicable, Seller may elect to close the transactions contemplated hereby and retain the right to cure any of such Title Defects after Closing (whether or not Seller elects to delay Closing pursuant to Section 7.2(c)(ii) above). In such event, but subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, the Purchase Price shall be subject to reduction pursuant to Section 7.2(d) taking into account all Title Defect Amounts attributable to the Title Defect Properties affected by the Title Defects which Seller may elect to cure after Closing. The Title Defect Properties affected by the Title Defects which Seller may elect to cure after Closing shall not be excluded from the Assets pursuant to Section 7.5. Seller shall have one hundred twenty (120) calendar days after the Closing Date (as delayed pursuant to Section 7.2(c)(ii) above) in which to attempt to cure any such Title Defects and to increase or restore any Seller Title Credits. If Seller cures any such Title Defect, then Buyer shall promptly pay Seller the Title Defect Amount with respect to the Title Defect that is so cured, but not exceeding the aggregate amount of the reductions in the Purchase Price which Buyer received as a result of any Title Defects, together with interest on the amount due Seller from the Closing Date through and including the date of payment at the Agreed Rate. Furthermore, the Defect Deductible shall be restored to the extent any portion of the Defect Deductible was applied as a credit against the Title Defect Amount attributable to such cured Title Defect. If a positive balance exists in the Defect Deductible after any restorations or increases thereof pursuant to the foregoing, and Seller has suffered a reduction in the Purchase Price as a result of any one or more uncured Title Defects, Buyer shall pay to Seller an amount (together with interest thereon from the Closing  Date through and including the date of payment at the Agreed Rate) equal to the lesser of (i) the amount by which the Purchase Price was reduced as a result of such uncured Title Defects and (ii) the then existing balance of the Defect Deductible.

(d)                           Buyer’s Title Adjustments. Subject to Section 7.5, as Buyer’s sole and exclusive remedy with respect to Title Defects, Buyer shall be entitled to reduce the Purchase Price by the amount, if any, by which (i) the aggregate amount of the sum of (A) all Title Defect Amounts with respect to all Title Defect Properties in excess of the aggregate amount of Seller Title Credits (to the extent that Seller Title Credits exceed the Title Defect Amounts, Seller shall not be entitled to receive an upward adjustment of the Purchase Price) with respect to all Property Subdivisions, plus (B) all Remediation Amounts with respect to the Environmental Conditions giving rise to such Environmental Defects exceeds (ii) the Defect Deductible (the reduction in Purchase Price in this Section 7.2(d) shall be in conjunction with the reduction to the Purchase Price in Section 6.2(c) and Buyer shall not be entitled to duplicative reductions to the Purchase Price under either section). “Title Defect Amount” shall mean, with respect to a Title Defect Property, the amount by which the value of such Title Defect Property (as set forth in the Property Schedule) is impaired or reduced as a result of the existence of one or more uncured and unwaived Title Defects, which amount shall be determined as follows and subject to the following conditions:

(1)                        If the Title Defect results from Seller having a lesser Net Revenue Interest in such Title Defect Property than the Net Revenue Interest specified therefor in the Property Schedule, the Title Defect Amount shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Title Defect Property in the Property Schedule by a fraction, the numerator of which is the reduction in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Title Defect Property in the Property Schedule.

(2)                        If the Title Defect results from Seller having a greater Working Interest in a Title Defect Property than the Working Interest specified therefor in the Property Schedule, the Title Defect Amount shall be equal to the present value (discounted at 10% compounded annually) of the increase in the costs and expenses forecasted in the Reserve Report with respect to such Title Defect Property for the period from and after the Effective Time which is attributable to such increase in Seller’s Working Interest.

(3)                        If the Title Defect results from the existence of a lien, the Title Defect Amount shall be an amount sufficient to discharge such lien.

(4)                        If the Title Defect results from any matter not described in paragraphs (1), (2) or (3) above, the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property (as set forth in the Property Schedule) affected by such Title Defect with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the portion of the Purchase Price allocated in the Property Schedule to such Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property and such other factors as are necessary to make a proper evaluation); provided, that if such Title Defect is reasonably susceptible of being cured, the Title Defect Amount shall not be greater than the lesser of (i) the reasonable cost and expense of curing such Title Defect or (ii) if applicable, the share of such curative work cost and expense which is allocated to such Title Defect Property pursuant to Section 7.2(d)(6).

(5)                        If a Title Defect is not effective or does not affect a Title Defect Property throughout the entire productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount.

(6)                        The Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder. For example, but without limitation, if a lien affects more than one Title Defect Property or the curative work with respect to one Title Defect results (or is reasonably expected to result) in the curing of any other Title Defect affecting the same or another Title Defect Property, the amount necessary to discharge such lien or the cost and expense of such curative work shall be allocated among the Title Defect Properties so affected (in the ratios of the respective portions of the Purchase Price allocated to such Title Defect Properties) and the amount so allocated to a Title Defect Property shall be included only once in the Title Defect Amount therefor.

(7)                        If a Title Defect affects only a portion of a Property Subdivision (as contrasted with an undivided interest in the entirety of such Property Subdivision) and a portion of the Purchase Price has not been allocated specifically to such portion of a Property Subdivision in the Property Schedule, then for purposes of computing the Title Defect Amount, the portion of the Purchase Price allocated to such Property Subdivision shall be further allocated among the portions of such Property Subdivision in the proportion that the net acreage (or net acre feet, as appropriate) of such Property Subdivision affected by such Title Defect bears to the net acreage (or net acre feet, as appropriate) in the entire Property Subdivision. In the event such Property Subdivision is subject to a unitization agreement, the foregoing allocation shall be made in a manner which is consistent with the allocation of production or productive acreage in such unitization agreement.

(8)                        The Title Defect Amount attributable to a Title Defect Property or any portion thereof shall not exceed the portion of the Purchase Price allocated to such Title Defect Property in the Property Schedule or such portion in Section 7.2(b) and paragraph (7) above. For example, but without limitation, if Seller does not own fifty percent (50%) of the Net Revenue Interest specified in the Property Schedule for a Title Defect Property and such unowned fifty percent (50%) interest is also burdened by a lien, the Title Defect Amount for such Title Defect Property shall not exceed the portion of the Purchase Price allocable to such fifty percent (50%) interest notwithstanding that it may be affected by multiple Title Defects.

(9)                        No Title Defect Amount shall be allowed on account of and to the extent that an increase in Seller’s Working Interest in a Property Subdivision has the effect of proportionately increasing Seller’s Net Revenue Interest in such Property Subdivision.

(10)                  Notwithstanding the foregoing, if the Title Defect Amount determined pursuant to the foregoing with respect to a Title Defect Property is $35,000.00 or less, then the Title Defect Amount with respect to such Title Defect Property shall be deemed zero.

Section 7.3                                Determination of Title Defects. A portion of a Property Subdivision constituting a part of the Assets shall be deemed to have a “Title Defect” if any one or more of the following statements is untrue with respect to such portion of a Property Subdivision as of the Effective Time and as of the Closing Date:

(a)                            Seller has Defensible Title thereto.

(b)                           All royalties, rentals, Pugh clause payments, shut-in gas payments and other payments due with respect to such portion of a Property Subdivision have been properly and timely paid, except for payments held in suspense for title or other reasons which are customary in the industry and which will not result in grounds for cancellation of Seller’s rights in such portion of a Property Subdivision; provided that, royalty audits with respect to any lease shall not be considered a Title Defect.

(c)                            Seller is not in default under the terms of any leases, farmout agreements or other contracts or agreements respecting such portion of a Property Subdivision which could (1) prevent Seller from receiving the proceeds of production attributable to Seller’s interest therein, or (2) result in cancellation of Seller’s interest therein.

Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not be asserted as, and shall not constitute, Title Defects:  (i) defects arising out of lack of survey, (ii) defects arising out of lack of corporate authorization, unless Buyer provides affirmative evidence that such corporate action was not authorized and gives rise to another Person having a right to a superior claim of title to the relevant Subject Interest or portion thereof, and (iii) defects in the early chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings.

Section 7.4                                Seller Title Credit. A “Seller Title Credit” shall mean, with respect to a Property Subdivision, the amount by which the value of such Property Subdivision is enhanced by virtue of (a) Seller having a greater Net Revenue Interest in such Property Subdivision than the Net Revenue specified therefor in the Property Schedule, (b) Seller having a lesser Working Interest in such Property Subdivision than the Working Interest specified therefor in the Property Schedule without a corresponding reduction in Net Revenue Interest with respect to such Property Subdivision specified therefor in the Property Schedule, or (c) such Property Subdivision being subject to lesser lien indebtedness than expressly disclosed in any Schedule hereto. Notwithstanding the foregoing, if a Seller Title Credit with respect to a Property Subdivision is $35,000 or less, then the Seller Title Credit with respect to such Property Subdivision shall be deemed zero. The amount of Seller Title Credits shall be determined as follows:

(1)                        If the Seller Title Credit results from Seller having a greater Net Revenue Interest in such Property Subdivision than the Net Revenue Interest specified therefor in the Property Schedule, the Seller Title Credit shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Property Subdivision in the Property Schedule by a fraction, the numerator of which is the increase in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Property Subdivision in the Property Schedule.

(2)                        If the Seller Title Credit results from Seller having a lesser Working Interest in a Property Subdivision than the Working Interest specified therefor in the Property Schedule without a corresponding reduction in Net Revenue Interest with respect to such Property Subdivision specified therefor in the Property Schedule, the Seller Title Credit shall be equal to the present value (discounted at 10% compounded annually) of the decrease in the costs and expenses forecasted in the Reserve Report with respect to such Property Subdivision for the period from and after the Effective Time which is attributable to such decrease in Seller’s Working Interest.

(3)                        If the Seller Title Credit results from a Property Subdivision being subject to lesser lien indebtedness, the Seller Title Credit shall be equal to the amount of Seller’s proportionate share of the reduction in such lien indebtedness; provided that, if lien indebtedness affects more than one Property Subdivision, the Seller Title Credits with respect to such Property Subdivisions shall be determined in the manner provided in Section 7.2(d)(6).

(4)                        In determining the amount of Seller Title Credits, the principles and methodology set forth in paragraphs (5), (6) and (7) of Section 7.2(d) shall be applied, mutatis mutandis.

(5)                        No Seller Title Credit shall be allowed on account of and to the extent that a decrease in Seller’s Working Interest in a Property Subdivision has the effect of proportionately decreasing Seller’s Net Revenue Interest in such Property Subdivision.

The Defect Deductible shall be restored to the extent that any portion thereof is applied as a credit against a Title Defect Amount attributable to a Title Defect which is subsequently cured by Seller or determined not to constitute a Title Defect.

Section 7.5                                Exclusion of Defect Properties. Prior to the expiration of the Title Curative Period, Seller may elect to exclude any Title Defect Property, together with a pro rata share of all Incidental Rights, oil, gas and other hydrocarbons and other assets attributable or appurtenant thereto, from the Assets so long as the Purchase Price is reduced by the portion of the Purchase Price allocated to such Title Defect Property in the Property Schedule.

Section 7.6                                Deferred Claims and Disputes. In the event that Buyer and Seller have not agreed by Closing upon (i) the existence of one or more Title Defects or one or more adjustments, credits or offsets claimed by Buyer or Seller pursuant to and in accordance with the requirements of this Article VII or (ii) the existence of one or more Environmental Defects, any Remediation, Remediation Amount or plan therefor, or one or more adjustments, credits or offsets claimed by Buyer or Seller pursuant to Section 6.2, any such dispute or claim (a “Deferred Adjustment Claim”) shall be settled pursuant to this Section 7.6 and, except as provided in Sections 10.1(f) and 10.2(f), shall not prevent or delay Closing. In no event shall any Title Defect Amount, Environmental Defect Amount or Remediation Amount asserted by Buyer as a Deferred Adjustment Claim exceed the amount asserted by Buyer therefor prior to the end of the Title Examination Period in accordance with Section 7.2 or the Environmental Examination Period in accordance with Section 6.2, as applicable. Likewise, in no event shall any Seller Title Credit exceed the amount asserted by Seller therefor prior to the Closing Date. With respect to each potential Deferred Adjustment Claim, Buyer and Seller shall deliver to the other a written notice describing each such potential Deferred Adjustment Claim, the amount in dispute and a statement setting forth the facts and circumstances that support such party’s position with respect to such Deferred Adjustment Claim. At Closing, the Purchase Price shall not be adjusted on account of and subject to Sections 10.1(f) and 10.2(f), no effect shall be given to the Deferred Adjustment Claim, except to the extent that the Deferred Adjustment Claim is with respect to an Excluded Asset excluded from the Assets pursuant to Section 6.2(b)(i) or 7.5. To the extent the Deferred Adjustment Claim relates to such an Excluded Asset, the Purchase Price at the Closing shall be adjusted to the extent provided in Section 6.2(b)(i) or 7.5 and such Excluded Asset shall not be conveyed to Buyer at the Closing, subject to the potential of a subsequent Closing with respect to such Excluded Asset as hereinafter provided in this Section 7.6. On or prior to the thirtieth (30th) calendar day following the Closing Date (the “Deferred Matters Date”), Seller and Buyer shall attempt in good faith to reach agreement on the Deferred Adjustment Claims and, ultimately, to resolve by written agreement all disputes regarding the Deferred Adjustment Claims. Any Deferred Adjustment Claims which are not so resolved on or before the Deferred Matters Date may be submitted by either party to final and binding arbitration in accordance with the Arbitration Procedures; provided, however, that Seller may elect at any time prior to resolution of a disputed Deferred Adjustment Claim to resolve all disputes relating to such Deferred Adjustment Claim, not relating to an Excluded Asset under Section 6.2(b)(i) or 7.5, by the payment to Buyer of the amount by which the Purchase Price would otherwise have been reduced at Closing (if such Deferred Adjustment Claim had been given effect at Closing at the amount claimed by Buyer) on account of the Title Defects or Environmental Defects giving rise to such Deferred Adjustment Claim, together with interest thereon from the Closing Date to the date of such payment at the Agreed Rate. Notwithstanding anything herein provided to the contrary, including Section 7.2(c), but without limiting Seller’s rights under Section 7.2(c)(ii) and 7.2(c)(iii), Seller shall be entitled to cure any Title Defect which gives rise to a Deferred Adjustment Claim at any time prior to the point in time when a final and binding written decision of the board of arbitrators is made with respect thereto in accordance with the Arbitration Procedures (provided however that, notwithstanding the provisions of Exhibit A-1 or Section 16.10, in any arbitration proceedings pursuant to this Section 7.6 the board of arbitrators shall be comprised of one arbitrator, who shall be mutually agreed upon by Buyer and Seller and who shall be a title attorney with at least ten (10) years experience in oil and gas titles involving properties in the regional area in which the Subject Interests are located). The amount of any reduction in the Purchase Price to which Buyer becomes entitled under the final and binding written decision of the board of arbitrators shall be promptly refunded by Seller to Buyer, together with interest thereon from the Closing Date to the date of payment at the Agreed Rate. If an Asset becomes an Excluded Asset by virtue of an asserted Title Defect or Environmental Defect, the existence of which is disputed by Seller as a Deferred Adjustment Claim, and such Title Defect or Environmental Defect (or both if applicable) is (or are) determined not to exist by a final and binding written decision of the board of arbitrators, then a delayed Closing shall occur with respect to such Excluded Asset on the first Business Day after the expiration of 21 days after such arbitration decision is delivered to Buyer and Seller, which delayed date of Closing shall become the new Closing Date for such Excluded Asset. At such delayed Closing, Seller shall convey such Excluded Asset to Buyer and Buyer shall pay Seller the Purchase Price allocated to such Excluded Asset, as adjusted pursuant to Section 3.1 through the new Closing Date therefor and such Excluded Asset, together with all excluded Incidental Rights, oil, gas and other hydrocarbons and other assets attributable or appurtenant thereto, shall thereafter be considered as an Asset.

Section 7.7                                No Duplication. Notwithstanding anything herein provided to the contrary, if a Title Defect results from any matter which could also result in the breach of any representation or warranty of Seller set forth in Section 4.1, then Buyer shall only be entitled to assert such matter as a Title Defect pursuant to this Article VII and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

ARTICLE VIII.
REFERENCE RIGHTS AND TRANSFER REQUIREMENTS

Section 8.1                                Compliance. Buyer’s purchase of the Assets is expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements. Within ten (10) Business Days after the date of this Agreement, Seller shall initiate all procedures which Buyer and Seller mutually agree are required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements set forth in Schedule 4.1(ee) with respect to the transactions contemplated by this Agreement. Seller shall use its commercially reasonable efforts to obtain all applicable consents; provided, however, that Seller shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right on Transfer Requirement in order to obtain the waiver thereof or compliance therewith.

Section 8.2                                Allocations. The portion of the Purchase Price to be allocated to any Asset or portion thereof affected by a Preference Right (a “Preference Property”) shall be the portion of the Purchase Price allocated thereto in the Property Schedule. If a Preference Right affects only a portion of a Property Subdivision and a portion of the Purchase Price has not been allocated specifically to such portion of a Property Subdivision in the Property Schedule, then the portion of the Purchase Price to be allocated to such Preference Property shall be determined in the same manner as provided in Section 7.2(d)(7) when a Title Defect affects only a portion of a Property Subdivision.

Section 8.3                                Preference Rights. If a third party who has been offered a Preference Property pursuant to Section 8.1 elects prior to Closing to purchase such Preference Property in accordance with the terms of such Preference Right, and Seller and Buyer receive written notice of such election prior to the Closing Date, such Preference Property will be eliminated from the Assets and the Purchase Price shall be reduced by the portion of the Purchase Price allocated to such Preference Property pursuant to Section 8.2. If a third party who has been offered a Preference Property or who has been requested to waive its Preference Right pursuant to Section 8.1 does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date, such Preference Property shall be conveyed to Buyer at Closing subject to such Preference Right, unless such Preference Property has been otherwise eliminated from the Assets in accordance with other provisions of this Agreement. If a third party elects to purchase a Preference Property subject to a Preference Right and Closing has already occurred with respect to such Preference Property, Buyer shall be obligated to convey said Preference Property to such third party and shall be entitled to the consideration for the sale of such Preference Property.

Section 8.4                                Transfer Requirements. If a Transfer Requirement applicable to the transactions contemplated by this Agreement is not obtained, complied with or otherwise satisfied prior to the Closing Date, then, unless otherwise mutually agreed by Seller and Buyer, any Asset or portion thereof affected by such Transfer Requirement (a “Retained Asset”) shall be held back from the Assets to be transferred and conveyed to Buyer at Closing and the Purchase Price to be paid at Closing shall be reduced by the portion of the Purchase Price which would be allocated to such Retained Asset pursuant to Section 8.2 if such Retained Asset were a Preference Property. Any Retained Asset so held back at the initial Closing will be conveyed to Buyer at a delayed Closing (which shall become the new Closing Date with respect to such Retained Asset), within ten (10) days following the date on which Seller obtains, complies with or otherwise satisfies all Transfer Requirements with respect to such Retained Asset, for a purchase price equal to the amount by which the Purchase Price was reduced on account of the holding back of such Retained Asset (as adjusted pursuant to Section 3.1 through the new Closing Date therefor); provided, however, if all Transfer Requirements with respect to any Retained Asset so held back at the initial Closing are not obtained, complied with or otherwise satisfied within one hundred and twenty (120) days after Closing has occurred with respect to any of the Assets, then such Retained Asset shall be eliminated from the Assets and this

Agreement, unless Seller and Buyer mutually agree to proceed with a closing on such Retained Asset in which case Buyer shall be deemed to have waived any objection with respect to non-compliance with such Transfer Requirements. In connection with any subsequent conveyance of a Retained Asset (or an Excluded Asset pursuant to Section 7.6), appropriate adjustments in Net Cash Flow, proration of revenues and costs, and interest contemplated by Section 3.1 will be made to account for any delayed Closing with respect to such Retained Asset (or Excluded Asset).

Section 8.5                                Certain Governmental Consents. Seller  and Buyer will use commercially reasonable efforts after Closing to obtain all approvals and consents from, and make all filings with, the United States Department of Interior and other applicable Governmental Authorities that may be required under the terms of (or regulations specifically applicable to) any leases as a condition to the assignment of the Subject Interests therein from Seller to Buyer. Until such approvals and consents are obtained, Seller shall continue to hold legal title to such Subject Interests as nominee for Buyer. Seller shall not be obligated to incur any expenses in Seller’s capacity as nominee. For purposes of Article XIV, Seller and Buyer shall treat and deal with such Subject Interests as if full legal and equitable title to such Subject Interests had passed from Seller to Buyer at Closing.

Section 8.6                                Express Conditions on Sale. Buyer acknowledges that Seller desires to sell all of the Assets and would not have entered into this Agreement but for Buyer’s agreement to purchase all of the Assets as herein provided. Accordingly, it is expressly understood and agreed that Seller does not desire to sell any Preference Property unless the sale of all of the Assets is consummated by the Closing Date in accordance with the terms of this Agreement. In furtherance of the foregoing, Seller’s obligation hereunder to sell the Preference Properties to Buyer is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Assets in accordance with the terms of this Agreement, either by conveyance to Buyer or conveyance pursuant to an applicable Preference Right; provided that, nothing herein is intended or shall operate to extend or apply any Preference Right to any portion of the Assets which is not otherwise burdened thereby. Time is of the essence with respect to the parties’ agreement to consummate the sale of the Assets by the Closing Date.

ARTICLE IX.
COVENANTS OF SELLER AND BUYER

Section 9.1                                Conduct of Business Pending Closing. Subject to Section 9.2 and the constraints of applicable operating agreements and other existing agreements, from the date hereof through the Closing, except as disclosed in Schedule 9.1 or as otherwise consented to or approved by Buyer, Seller covenants and agrees that:

(a)                                 Changes in Business. Seller shall not:

(1)                        make any material change in the conduct of its business or operations with respect to the Assets;

(2)                        except in the ordinary course of business and consistent with past practices, enter into, assign, terminate or amend, in any material respect, any contract or agreement required to be disclosed pursuant to Section 4.1(j);

(3)                        sell, lease or otherwise dispose of any of the Assets, except (i) oil, gas and other hydrocarbons sold or otherwise disposed of in the ordinary course of business and consistent with past practices, (ii) incident to the exploration, operation or development of the Assets in accordance with this Section 9.1 or Section 9.2, (iii) personal property or equipment which is replaced with personal property or equipment of comparable or better value and utility in connection with the maintenance, repair and operation of the Assets, and (iv) any item of personal property or equipment having a value of less than $5,000; or

except in the ordinary course of business and consistent with past practices, materially increase or change the wages, salaries and benefits payable to the Company Employees.

(b)                           Liens. Seller shall not create any express lien or security interest on any Assets, except to the extent (i) required or permitted incident to the exploration, operation or development of the Assets pursuant to this Section 9.1 or Section 9.2, (ii) required or evidenced by the Hydrocarbon Interests, joint operating agreements or unitization or pooling agreements relating to the Subject Interests, or (iii) required or evidenced by any contract or agreement required to be disclosed pursuant to Section 4.1(j). Without limiting the foregoing, Seller shall not mortgage, pledge or otherwise encumber the Assets to secure obligations of Seller or any of its Affiliates under any present or future credit agreement, loan agreement or similar financing arrangement with any banks or other financial institutions.

(c)                            Operation of Assets. Seller shall:

(1)                        cause the Assets to be maintained and operated (and the production attributable thereto marketed, sold, exchanged, processed and otherwise handled) in the ordinary course of business in accordance with Seller’s past practices (including the repair or replacement of damaged, destroyed, obsolete, depreciated, non-working or non-economical items of equipment or other personal property without regard to the limitation of Section 9.1(c)(2) below), maintain insurance now in force with respect to the Assets, and pay or cause to be paid all costs and expenses in connection therewith promptly when due;

(2)                        not commit to participate in the drilling of any new well or other new operations on, or capital expenditures with respect to, the Assets the projected cost of which (net to Seller’s interest and without consideration of any cost overruns) is in excess of $50,000 in any single instance, without the advance written consent of Buyer, which consent or non-consent must be given by Buyer within the lesser of (x) ten (10) days of Buyer’s receipt of the notice from Seller or (y) one-half (½) of the applicable notice period within which Seller is contractually obligated to respond to third parties to avoid a deemed election by Seller regarding such operation, as specified in Seller’s notice to Buyer requesting such consent; provided that, failure by Buyer to respond within the aforesaid applicable period shall constitute Buyer’s consent to Seller’s participation in such well or other operation;

(3)                        maintain and keep the Assets in full force and effect, except where such failure is due to (i) the failure to pay a delay rental, royalty, shut in royalty or other payment by mistake or oversight (including Seller’s negligence) unless caused by Seller’s gross negligence or willful misconduct, or (ii) the failure to participate in an operation which requires the approval of Buyer under this Agreement and to which Buyer does not timely approve;

(4)                        maintain all material governmental permits and approvals with respect to the Assets; and

(5)                        use Seller’s reasonable best efforts to maintain its relationships with suppliers, customers and others having material business relations with Seller with respect to the Assets so that they will be preserved for Buyer on and after the Closing Date.

(d)                                         Contracts and Agreements. Seller shall not:

(1)                        grant or create any Preference Right or Transfer Requirement with respect to the Assets except (i) in connection with the performance by Seller of an obligation or agreement existing on the date hereof or pursuant to this Agreement or (ii) in connection with the renewal or extension of Assets after the Effective Time if granting or creating such Preference Right or Transfer Requirement is a condition of such renewal or extension;

(2)                        enter into any oil, gas or other hydrocarbon sales, exchange, gathering, processing or transportation contract with respect to the Assets having a term in excess of one (1) year which is not terminable without penalty on notice of ninety (90) days or less; or

(3)                        voluntarily relinquish Seller’s position as operator with respect to any of the Assets.

Section 9.2                                Qualifications on Conduct.

(a)                                          Emergencies; Legal Requirements. Seller may take (or not take, as the case may be) any of the actions mentioned in Section 9.1 if reasonably necessary under emergency circumstances (or if required or prohibited, as the case may be, pursuant to Law) and provided Buyer is notified as soon thereafter as practicable.

(b)                                         Non-Operated Properties. If Seller is not the operator of a particular portion of the Assets, the obligations of Seller in Section 9.1 with respect to such portion of the Assets, which have reference to operations or activities that pursuant to existing contracts are carried out or performed by the operator, shall be construed to require only that Seller use its reasonable best efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such portion of the Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

(c)                            Certain Operations.

(1)                        Should Seller not wish to pay any lease rental or other payment or participate in any reworking, deepening, drilling, completion, equipping or other operation on or with respect to any well or other Property Subdivision constituting part of the Assets which may otherwise be required by Section 9.1, Seller shall give Buyer written notice thereof at least fifteen (15) days prior to the date such rental or other payment is due or, in the case of an operation, promptly after Seller receives notice of such proposed operation from the operator of such property (or if Seller is the operator, at the same time Seller gives or is required to give notice of such proposed operation to the non-operators of such property). Seller shall not be obligated to make any such payment or to elect to participate in any such operation which Seller does not wish to make or participate in unless Seller receives from Buyer, within a reasonable time prior to the date when such payment or election is required to be made by Seller, (a) the written election and agreement of Buyer (i) to require Seller to take such action and (ii) to pay all costs and expenses of Seller with respect to such lease rental or other payment or such operation and (b) the funds necessary for such payment or operation as contained in the applicable AFE therefor or estimated by Seller. Notwithstanding the foregoing, Seller shall not be obligated to pay any lease rental or other payment or to elect to participate in any operation if the operator of the property involved recommends that such action not be taken. If Buyer advances any funds pursuant to this Section 9.2(c) with respect to a particular portion of the Assets, such portion of the Assets is excluded from the Assets pursuant to the terms hereof or Closing does not occur, and such funds are not reimbursed to Buyer within thirty (30) days after the earlier of Closing or termination of this Agreement, then with respect to such particular portion of the Assets, (i) Buyer shall own and be entitled to any interest of Seller that would have lapsed but for such payment or (ii) in the case of operations, Buyer shall be entitled to receive the penalty, if any, that Seller, as nonconsenting party, would have suffered under the applicable operating or other agreement with respect to such operations as if Buyer were a consenting party thereunder.

(2)                        If a notice delivered to Buyer pursuant to Section 9.1(c)(2) sets forth a recommendation that Seller participate in an operation or capital expenditure the failure in which to participate will cause the forfeiture of all or any portion of a Subject Interest (or any interest in production attributable thereto) and Buyer timely notifies Seller that it does not desire Seller to participate in same, then, on or before the Closing, Seller may elect to exclude from the Assets and reserve to Seller the Subject Interest (or the interest therein or interest in production therefrom) that would be so forfeited, together with a pro rata share of all Incidental Rights, oil, gas and other hydrocarbons and other assets attributable or appurtenant thereto (but only to the extent such Incidental Rights, oil, gas and other hydrocarbons and other assets are practicably severable from the Assets without adversely impacting in any material respect the value or operations of the remaining Assets). If such Incidental Rights, oil, gas and other hydrocarbons and other assets are not so practicably severable from the Assets, Buyer shall execute and deliver to Seller at Closing a perpetual use agreement on commercially reasonable terms which grants to Seller and its successors and assigns the practical benefits Seller would have received from such Incidental Rights, oil, gas and other hydrocarbons and other assets had they been so excluded and reserved to Seller. No reduction in the Purchase Price shall be made on account of any exclusion, reservation, use agreement or other matter provided for in this Section 9.2(c)(2).

Section 9.3                               Conveyance; Pennsylvania Oil and Gas Lease. Upon the terms and subject to the conditions of this Agreement, at or prior to the Closing,

(a)                            Seller and Buyer shall execute and deliver or cause the execution and delivery of the General Conveyance, in substantially the form attached hereto as Exhibit 9.3(a) (the “Conveyance”), together with all special governmental assignment forms as may be required by Law to be executed in connection with the conveyance of specific Assets; provided that the terms and provisions of the Conveyance shall control as to any conflict between the Conveyance and any such special assignment forms; and

(b)                           Seller and Buyer shall execute and deliver or cause the execution and delivery of an oil and gas lease, in substantially the form attached hereto as Exhibit 9.3(b) (the “Pennsylvania Oil and Gas Lease”), covering the Pennsylvania Fee Interests.

Section 9.4                                Public Announcements. Without the prior written approval of the other party hereto, no party hereto will issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement and the transactions contemplated hereby, except where such release or statement is deemed in good faith by the releasing party to be required by Law or under the rules and regulations of the New York Stock Exchange (or other public stock exchange of similar reputation and standing) on which the shares of such party or any of its Affiliates are listed. In each case to which such exception applies, the releasing party will use its reasonable best efforts to provide a copy of such release or statement to the other parties prior to releasing or making the same.

Section 9.5                                Amendment of Schedules. As of the Closing Date, all Schedules hereto shall be deemed amended and supplemented to include reference to any matter (a) relating to Seller or the Assets which first arises or occurs after the date of this Agreement and does not result from a breach by Seller of Section 9.1, (b) which results in an adjustment to the Purchase Price pursuant to Section 3.1, (c) which relates to a property excluded from the Assets pursuant to Section 6.1(d), 6.2(b)(i), 7.5, 9.2(c)(2), 9.2(d) or 9.9 for which Seller assumes responsibility pursuant to Section 6.2(b)(ii).

Section 9.6                                Parties’ Efforts and Further Assurances. Buyer covenants and agrees to take all actions which are necessary for it to be in compliance with its warranties and representations contained in Sections 4.2(h), 4.2(i) and 4.2(j) on the Closing Date. Each of the parties agrees to use commercially reasonable efforts (and to cause its Affiliates to use commercially reasonable efforts) to refrain from taking any action within its control which would cause a breach of any of its representations and warranties contained in Article IV or which would prevent it from delivering to the other parties the certificate which it is required to deliver pursuant to Section 10.1(b) or 10.2(b), as the case may be. Seller and Buyer each agree that from time to time after the Closing Date, each of them will execute and deliver or cause their respective Affiliates to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

Section 9.7                                Asset Records. Within a reasonable period of time following the end of the term of the Transition Agreement, Seller shall make all Asset Records available for delivery to Buyer at Seller’s offices in Houston, Texas or at the locations of the Assets in the case of Asset Records maintained at such locations. Buyer agrees to maintain all Asset Records until the fifth anniversary of the Closing Date (or for such longer period of time as Seller shall advise Buyer is necessary in order to have the Asset Records available with respect to open years for Tax audit purposes), or, if any of the Asset Records pertain to any claim or dispute pending on the fifth anniversary of the Closing Date, Buyer shall maintain any of the Asset Records designated by Seller until such claim or dispute is finally resolved and the time for all appeals has been exhausted. Buyer shall provide Seller and its representatives reasonable access to and the right to copy the Asset Records for the purposes of (i) preparing and delivering any accounting provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement, (ii) complying with any Law affecting Seller’s interest in the Assets prior to the Closing Date, (iii) conducting and preparing any audit of the books and records of any third party relating to Seller’s interest in the Assets prior to the Closing Date, or responding to any audit conducted or prepared by such third parties, (iv) preparing Tax returns, (v) responding to or disputing any Tax audit or (vi) asserting, defending or otherwise dealing with any claim or dispute under this Agreement or with respect to the Assets. In no event shall Buyer or any of its Affiliates destroy any Asset Records without giving Seller sixty (60) days’ advance written notice thereof and the opportunity, at Seller’s expense, to obtain such Asset Records prior to their destruction.

Section 9.8                                Recording. As soon as practicable following the Closing but, in any event within ten (10) Business Days following the Closing, Buyer, at its cost and expense, shall record the Conveyance and all other instruments of assignment in the appropriate governmental offices of the jurisdictions in which the Assets are located. Promptly following such recording, Buyer shall advise Seller in writing of the pertinent recording data.

Section 9.9                                Casualty and Condemnation. If after the Effective Time and prior to the Closing any part of the Assets shall be destroyed or damaged by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding or the threat thereof. In any such event, Seller may elect, at its sole option, by written notice to Buyer prior to Closing,

(a)                            to cause the Assets affected by any such casualty or taking to be repaired or restored to at least their condition prior to such casualty or taking, in which event Seller shall undertake to repair or restore such affected Assets at Seller’s sole cost and expense as promptly as reasonably practicable (which work may extend after the Closing Date); or

(b)                           to exclude the affected Assets from the Assets so long as the Purchase Price is reduced by the portion of the Purchase Price allocated to such affected Assets in the Property Schedule.

In the event Seller fails timely to exercise either option set forth in clause (a) or (b) above, then Seller shall at the Closing (i) assign to Buyer Seller’s right to receive all insurance or condemnation proceeds, awards or payments owed to Seller by reason of such destruction or taking, less any reasonable costs and expenses incurred by Seller in collecting same or in connection with such proceedings or the threat thereof, and (ii) pay to Buyer all insurance or condemnation proceeds, awards or payments theretofore paid to Seller by reason of such destruction or taking, less any reasonable costs and expenses incurred by Seller in collecting same or in connection with such proceedings or the threat thereof; and, to the extent such proceeds, awards or payments are insufficient to repair or restore such affected Assets to at least their condition prior to such casualty or taking, Seller shall promptly reimburse Buyer for all reasonable costs of repair or restoration of such affected Assets in excess of such proceeds, awards or payments, upon receipt by Seller of reasonable supporting documentation. Notwithstanding the foregoing, any insurance or condemnation proceeds, awards or payments (or any rights thereto) by reason of such destruction or taking which are held by or owed to Seller for the account or benefit of any third party joint interest owners shall not be paid or assigned by Seller to Buyer pursuant to this Section and shall instead be transferred to the successor operator or other Person responsible therefor pursuant to the terms of the applicable operating or other agreement.

Section 9.10                          Transition Agreement. At Closing, Seller and Buyer shall execute and deliver a Transition Services Agreement (the “Transition Agreement”) providing for the performance by Seller or its Affiliates of certain transition services with respect to the operation of the Assets after Closing, which Transition Agreement shall be in such form and shall contain such terms and conditions as may be mutually agreed by Seller and Buyer.

Section 9.11                          Employees.

(a)                                    Company Employees. “Company Employees” shall mean the employees of Seller listed on Schedule 9.11(a) attached hereto. Effective as of 11:59 p.m. on the Closing Date (such day being herein referred to as the “Seller Employment Termination Date”), the employment of the Company Employees with Seller shall terminate (other than those who are on short-term disability leave). As soon as is practicable after the date of this Agreement, Buyer or another member of the controlled group (within the meaning of Section 414(b), (c), (m) or (o) of the Code) of which Buyer is a member (the “Buyer Controlled Group”) shall make offers of employment, effective as of the Seller Employment Termination Date, to such Company Employees (other than those on short-term disability leave) as Buyer, in its sole discretion, may determine. Each such offer of employment shall be an offer of employment that provides for a period of one year following the Closing employment (a) at the Company Employee’s current base salary and bonus opportunity with Seller as of the date of this Agreement (as set out on Schedule 9.11(a)); (b) with participation in an annual bonus plan at the Employee’s target bonus opportunity with Seller as of the date of this Agreement (as set out on Schedule 9.11(a)); (c) with benefits that, in the aggregate, are substantially the same as or similar to those being provided to the Company Employees immediately before the Seller Employment Termination Date; (d) with substantially the same duties and responsibilities; (e) within 50 miles of the Employee’s current work location, and (f) made only after prior written notice to Seller of the name of each such Company Employee and the terms of such offer.

(b)                           Continuing Employees. Company Employees who receive and accept an offer of employment and become employed by a member of the Buyer Controlled Group on the Seller Employment Termination Date, are hereinafter referred to as the “Continuing Employees.”  The effective date of employment of the Continuing Employee with the employing member of the Buyer Controlled Group shall be 12:01 a.m. on the day immediately following the Seller Employment Termination Date. Nothing contained herein shall confer upon any Continuing Employee any right with respect to continuance of employment by Buyer or any other member of the Buyer Controlled Group, nor shall anything herein interfere in any way with the right of an employing member of the Buyer Controlled Group to terminate the employment of a Continuing Employee at any time with or without cause. Seller shall remain solely responsible for all its obligations with respect to Company Employees who do not become Continuing Employees.

(c)                            Company Employees on Short-Term Disability Leave. Any Company Employee who is on short-term disability leave as of the Seller Employment Termination Date shall remain employed by Seller through the Company Employee’s short-term disability leave; provided, however, that if he or she recovers from his or her disability within the period of his or her short-term disability leave or the six-month period following the Seller Employment Termination Date (whichever is shorter), Buyer shall at the end of such period make an offer of employment to him or her on the same employment terms and conditions as are applicable to similarly situated Continuing Employees, and Buyer shall reimburse Seller for the full amount of any short-term disability leave cash compensation paid by Seller to such person with respect to periods beginning with the Seller Employment Termination Date until the date that such person accepts employment with Buyer; each such person who accepts employment with Buyer shall also be deemed a “Continuing Employee” as of the date of such acceptance.

(d)                           Severance Benefits. If a Continuing Employee is involuntarily terminated from employment with any member of the Buyer Controlled Group within the one-year period beginning on the Seller Employment Termination Date (or as to Company Employees on short-term disability leave on such date, as of the date of employment by Buyer) other than for “Cause” (as defined below), Buyer shall pay or provide, or shall cause the Buyer Controlled Group member employing such terminated Continuing Employee to pay or provide, to such terminated Continuing Employee the same severance benefits, under the same terms and conditions, which such employee would have received had he terminated employment with Seller prior to the Seller Employment Termination Date; provided, however that the amount of the severance benefit shall be determined as follows:

(i)                             A lump sum severance payment equal to the sum of two (2) weeks of base salary (as set out on Schedule 9.11(a)) for each year of service or portion thereof, and two (2) weeks of base salary for each $10,000 of annual base salary or portion thereof, up to a maximum severance benefit equal to 52 weeks of base salary.

For purposes of this Section, if within the one-year period beginning on the Seller Employment Termination Date (or as to Company Employees on short-term disability leave on such date, as of the date of employment by Buyer), a Continuing Employee who is not involuntarily terminated for Cause is offered continued employment (i) at less than the Continuing Employee’s current base salary (as set out on Schedule 9.11(a)), (ii) with a bonus less than the most recent bonus paid by Seller (as set out on Schedule 9.11(a)) or (iii) at a location that is in excess of 50 miles from such Continuing Employee’s worksite described in Section 9.11(a) above, and such Continuing Employee refuses such offer of continued employment, such Continuing Employee shall be deemed to have been involuntarily terminated (other than for Cause). If a Company Employee who does not become a Continuing Employee under Section 9.11(b) or (c) is subsequently employed by any member of the Buyer Controlled Group or otherwise provides services to a member of the Buyer Controlled Group within the one-year period following the Seller Employment Termination Date (or as to Company Employees on short-term disability leave on such date, as of the date of employment by Buyer) Buyer shall, or shall cause another member of the Buyer Controlled Group to, pay to Seller the total amount of severance benefits that Seller paid to such Company Employee. For purposes of this Section, “Cause” means fraud, misappropriation of Buyer Controlled Group property, misconduct damaging to the property or to the business of the Buyer Controlled Group, the commission of a felony, or the substantial failure to perform his or her material duties in a reasonable manner and the failure of such Continuing Employee to remedy such failure within thirty (30) days following his or her receipt of written notice of such failure from such member of the Buyer Controlled Group.

(e)                            Past Service Credit. Effective as of the Seller Employment Termination Date (or as to Company Employees on short-term disability leave on such date, as of the date of employment by Buyer), Buyer shall take such actions as are necessary to grant past service credit for all the Continuing Employees for purposes of determining vesting and eligibility (but not benefit accruals) under all Buyer Controlled Group members’ employee benefit programs, including pension, severance, vacation, bonus, incentive compensation and employee welfare benefit plans of Buyer provided by Buyer or a Buyer Controlled Group member to such Continuing Employees equal to that which such Continuing Employees were credited with by Seller as of the Seller Employment Termination Date for service with Seller or any predecessor employer (but excluding benefit accruals for Buyer’s defined benefit plans, if any).

(f)                              Pension and Savings Plans. Effective as of the Seller Employment Termination Date (or as to Company Employees on short-term disability leave on such date, as of the date of employment by Buyer), Buyer shall cause each Buyer Controlled Group member employing Continuing Employees to provide for participation by the Continuing Employees in the pension plans, within the meaning of Section 3(2) of ERISA, of such Buyer Controlled Group member, on terms and conditions that are substantially the same as those that are applied to other similarly situated employees of Buyer or members of the Buyer Controlled Group.

Buyer will use commercially reasonable efforts to cause a section 401(k) plan (or other eligible retirement plan) maintained by Buyer to accept direct rollovers of Continuing Employee’s eligible rollover distributions (including, to the extent permitted under the Code, plan loan notes) from Seller’s section 401(k) plan as elected by Continuing Employees; provided however, that Buyer shall have no obligation to cause the trustee of Buyer’s section 401(k) plan (or other eligible retirement plan) to accept any such rollover distribution if Buyer does not receive proof which is satisfactory to Buyer that Seller’s section 401(k) plan will be qualified under section 401(a) of the Code at the time of the rollover.

(g)                           Post-Closing Benefits for Continuing Employees.

(i)                                   Buyer shall, or shall cause another member of the Buyer Controlled Group to, provide coverage and benefits for each Continuing Employee (and his or her dependents or beneficiaries) in each employee benefit plan, program, practice and policy (within the meaning of Section 3(3) of ERISA) and any other similar arrangement of the Buyer Controlled Group member employing the Continuing Employee, on terms and conditions that, in the aggregate, are substantially the same as or similar to those being provided to the Company Employee immediately before the Seller Employment Termination Date. Further, no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions shall be applicable with respect to the participation of any Continuing Employee (or dependents or beneficiaries thereof) in any group health plan of any member of the Buyer Controlled Group to the extent such Continuing Employee (or dependents or beneficiaries thereof) is deemed to have satisfied such waiting periods, limitations and other exclusions under any Seller Benefit Plan that is a group health plan. Any costs or expenses incurred by such Continuing Employees (and their dependents or beneficiaries) for the calendar year in which the Seller Employment Termination Date occurs shall be taken into account for purposes of satisfying any applicable deductible, copayment, coinsurance, maximum out-of-pocket provision and like adjustments or limitations on coverage under any such group health plans of Buyer or a Buyer Controlled Group member. Seller will provide Buyer with the information described in the preceding sentence in a timely fashion.

(ii)                                Each Buyer Controlled Group member shall calculate a Continuing Employee’s vacation entitlement by crediting each such Continuing Employee with years of service and seniority with Seller (to the extent such service is recognized under the vacation policy maintained by the Seller). To the extent any Continuing Employee has any unused vacation days previously accrued with Seller as of the Seller Employment Termination Date, Seller shall make a lump sum payment in cash to each such Continuing Employee on the Seller Employment Termination Date equal to the value of such Continuing Employee’s accrued vacation; provided, that in the event Seller does not have in place as of the date of this Agreement a written vacation policy providing for such a lump sum cash out of accrued vacation amounts upon an employee’s termination of employment, Seller shall enter into a written agreement to that effect no later than the Seller Employment Termination Date with each Continuing Employee to whom an accrued vacation cash out obligation would be due under this Section 9.11(g)(ii).

(h)                           Continuation Health Coverage. Seller shall have sole liability with respect to offering and providing  continuation health coverage as described in Section 4980B of the Code to any eligible Company Employee and his or her eligible dependents who incur a qualifying event (as defined in Section 4980B of the Code) on or before the Seller Employment Termination Date (or as to Company Employees on short-term disability leave on such date, on or before the date of employment by Buyer). Buyer shall have sole liability with respect to offering and providing continuation health coverage as described in Section 4980B of the Code to any eligible Continuing Employee and his or her eligible dependents who incur a qualifying event (as defined in Section  4980B of the Code) after the Seller Employment Termination Date (or as to Company Employees on short-term disability leave on such date, after the date of employment by Buyer).

(i)                               No Amendment. Unless explicitly designated otherwise, no provision of this Agreement is intended to be an amendment of any benefit plan maintained by Seller or Buyer (or their Controlled Group members). If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to any such benefit plan or another agreement, plan, program or document, and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any amendatory effect.

Section 9.12                          Licenses. Except to the extent the same are transferable by Seller to Buyer at no cost to Seller, it is expressly understood and agreed that Buyer shall be solely responsible for obtaining any and all licenses, permits and other authorizations, including automation and communication software licenses, from third Persons required for the operation of the Assets after Closing.

Section 9.13                          Successor Operator. Within five (5) Business Days after Closing, Seller shall resign as operator of all Assets then operated by Seller. While Buyer may desire to succeed Seller as operator of the Assets or portions thereof operated by Seller at Closing, Buyer expressly acknowledges and agrees that Seller has not and does not make any representations or warranties, and has not and does not covenant or agree, that Buyer shall become successor operator of such Assets, since the Assets or portions thereof may be subject to unit, pooling, communitization, operating agreements or other agreements that control the appointment of a successor operator.

Section 9.14                          No Solicitation of Transactions. So long as Buyer is not in default under this Agreement, Seller shall not, directly or indirectly, through any officer, director, stockholder, employee, agent, financial advisor, banker or other representative or Affiliate, or otherwise, solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or any material portion of the Assets or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Seller shall communicate as soon as reasonably practicable to Buyer the material terms of any such proposal (and the identity of the party making such proposal) which it may receive and, if such proposal is in writing, Seller shall promptly deliver a copy of such proposal to Buyer. Seller agrees not to release any third party from, or waive any provision of, any confidentiality agreement relating to the Assets to which Seller or any of its Affiliates is a party. Seller immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

Section 9.15           Financial Information. Between the date of this Agreement and the Closing Date, Seller shall deliver to the Chief Operating Officer of EXCO Resources, Inc., a Texas corporation (“EXCO”), copies of all production reports and daily drilling reports relating to Seller’s operation of the Assets promptly after the preparation thereof in the ordinary course of business.

Section 9.16           Guaranty Agreement. On even date herewith, Buyer is delivering to Seller the Guaranty Agreement duly executed by EXCO.

Section 9.17           Letters-in-Lieu; Assignments; Operatorship.

(a)           Seller shall execute on the Closing Date letters in lieu of division and transfer orders relating to the Assets, on forms prepared by Seller and reasonably satisfactory to Buyer, to reflect the transaction contemplated hereby.

(b)           Seller shall prepare and execute, and Buyer shall execute, on the Closing Date, all assignments necessary to convey to Buyer all state oil and gas leases in the form as prescribed by the applicable Governmental Authority and otherwise acceptable to Buyer and Seller.

(c)           Seller makes no representations or warranties to Buyer as to transferability or assignability of operatorship of any Assets operated by Seller. Rights and obligations associated with operatorship of such Assets are governed by operating and similar agreements covering the properties and shall be determined in accordance with the terms of such agreements. However, Seller shall assist Buyer in Buyer’s efforts to succeed Seller as operator of any such Assets. Buyer shall, promptly following Closing, file all appropriate forms and declarations or bonds with federal and state agencies relative to its assumption of operatorship. For all Assets operated by Seller, Seller shall execute and deliver to Buyer, and Buyer shall promptly file the appropriate forms (including a change of operator card on the form established by the applicable Governmental Authority, duly executed by Seller and naming Buyer as the successor operator) with the applicable Governmental Authority transferring operatorship of such Assets to Buyer.

Section 9.18           Proprietary Seismic Data License. At Closing, Seller and Buyer shall execute and deliver a Proprietary Seismic Data License Agreement (the “Proprietary Seismic Data License Agreement”) substantially in the form attached hereto as Exhibit B.

ARTICLE X.

CLOSING CONDITIONS

Section 10.1           Seller’s Closing Conditions. The obligation of Seller to proceed with the Closing contemplated hereby is subject, at the option of Seller, to the satisfaction on or prior to the Closing Date of all of the following conditions:

(a)           Representations, Warranties and Covenants. The (i) representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by the requirement of a material adverse effect or other materiality qualifier) on and as of the Closing Date, and (ii) covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(b)           Officer’s Certificate. Seller shall have received a certificate dated as of the Closing Date, executed on behalf of Buyer by a duly authorized officer of Buyer, to the effect that the conditions set forth in subsection (a) of this Section 10.1 have been satisfied.

(c)           Closing Documents. On or prior to the Closing Date, Buyer shall have delivered, or be standing ready to deliver at Closing, all agreements, instruments and other documents required to be delivered by Buyer pursuant to Section 11.3.

(d)           No Action. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller or any of its Affiliates) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover damages from Seller or any Affiliate of Seller resulting therefrom, and no order, writ, injunction or decree shall have been entered and be in effect by any court or other Governmental Authority of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby; provided, however, the Closing shall proceed notwithstanding any proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to the Assets with aggregate allocated values of less than ten percent (10%) of the total Purchase Price, and the Assets subject to such proceedings shall be treated in accordance with Article VIII.

(e)           Opinion of Counsel. Buyer shall have delivered to Seller the written opinion, dated as of the Closing Date, of William L. Boeing, counsel to Buyer, substantially in the form attached hereto as Exhibit 10.1(e).

(f)            Adjustments to the Purchase Price. Downward adjustments to the Purchase Price as a result of (i) the exercise by third parties of Preference Rights, (ii) Environmental Defects or the exclusion of any Environmental Defect Properties pursuant to Section 6.2 and/or (iii) Title Defects pursuant to Section 7.2 or the exclusion of any Title Defect Properties in accordance with Section 7.5, shall not equal or exceed $39,500,000.

Section 10.2           Buyer’s Closing Conditions. The obligation of Buyer to proceed with the Closing contemplated hereby is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:

(a)           Representations, Warranties and Covenants. The (i) representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality or the requirement of a Material Adverse Effect or other materiality qualifier) on and as of the Closing Date as though made as of the Closing Date with the Schedules to this Agreement amended and supplemented in accordance with Section 9.5, and (ii) covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(b)           Officer’s Certificate. Buyer shall have received a certificate dated as of the Closing Date, executed on behalf of Seller by a duly authorized officer of Seller, to the effect that the conditions set forth in subsection (a) of this Section 10.2 have been satisfied.

(c)           Closing Documents. On or prior to the Closing Date, Seller shall have delivered, or be standing ready to deliver at the Closing, all agreements, instruments and other documents required to be delivered by Seller pursuant to Section 11.2.

(d)           No Action. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer or any of its Affiliates) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover damages from Buyer or any Affiliate of Buyer resulting therefrom, and no order, writ, injunction or decree shall have been entered and be in effect by any court or other Governmental Authority of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby; provided, however, the Closing shall proceed notwithstanding any proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to the Assets with aggregate allocated values of less than ten percent (10%) of the total Purchase Price, and the Assets subject to such proceedings shall be treated in accordance with Article VIII.

(e)           Opinion of Counsel. Seller shall have delivered to Buyer the written opinion, dated as of the Closing Date, of Michael P. Donaldson, counsel to Seller, substantially in the form attached hereto as Exhibit 10.2(e).

(f)            Adjustments to the Purchase Price. Downward adjustments to the Purchase Price as a result of (i) the exercise by third parties of Preference Rights, (ii) Environmental Defects or the exclusion of any Environmental Defect Properties pursuant to Section 6.2 and/or (iii) Title Defects pursuant to Section 7.2 or the exclusion of any Title Defect Properties in accordance with Section 7.5, shall not equal or exceed $39,500,000.

(g)           No Material Adverse Change. Except for (i) any casualty or condemnation affecting any of the Assets (which shall be governed exclusively by the provisions of Section 9.9), (ii) any facts or circumstances disclosed on any of the Schedules attached hereto as of the date hereof, (iii) any change in economic, industry or market conditions (whether general or regional in nature or limited to any area where any Assets are located), (iv) production in the ordinary course of business, and (v) any change in Law or regulatory policy, from the date of this Agreement to the Closing Date, there shall not have been any material adverse change in the Assets, taken as a whole.

Section 10.3           Deferred Adjustment Claims Extension. Notwithstanding Sections 10.1(f) or 10.2(f), if Seller or Buyer elects not to proceed with the Closing as a result of the non-satisfaction of the condition set forth in Section 10.1(f) or 10.2(f) and such condition would have been satisfied but for the amount of Environmental Defect Amounts and Title Defect Amounts claimed by Buyer with respect to unresolved Deferred Adjustment Claims, Seller or Buyer may elect to delay the Closing Date and Closing until the tenth Business Day following the date when a sufficient amount of such Deferred Adjustment Claims have been resolved pursuant to Section 7.6 to determine that the condition set forth in Section 10.1(f) or 10.2(f) has been satisfied or has not been satisfied but in no event later than the Termination Date. A Deferred Adjustment Claim will be deemed resolved pursuant to Section 7.6 when a final and binding written decision of the board of arbitrators is made with respect thereto in accordance with the Arbitration Procedures.

ARTICLE XI.

CLOSING

Section 11.1           Closing. The Closing shall be held on the Closing Date at 10:00 a.m., Houston time, at the offices of Fulbright & Jaworski L.L.P., Fulbright Tower, 1301 McKinney, Suite 5100, Houston, Texas, or at such other time or place as Seller and Buyer may otherwise agree in writing.

Section 11.2           Seller’s Closing Obligations. At Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer the following:

(a)           The Conveyance and the special assignment forms contemplated by Section 9.3 in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices and copies of any exhibits or schedules to the Conveyance separated by jurisdiction to allow individual recording of the Conveyance in each separate jurisdiction, duly executed by Seller;

(b)           The officer’s certificate referred to in Section 10.2(b);

(c)           The legal opinion referred to in Section 10.2(e);

(d)           Letters in lieu of division and transfer orders executed by Seller relating to the Subject Interests in form reasonably satisfactory to Buyer to reflect the conveyances contemplated hereby;

(e)           A non-foreign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, in form attached hereto as Exhibit 11.2(e), dated as of the Closing Date;

(f)            The Transition Agreement;

(g)           The Proprietary Seismic Data License Agreement;

(h)           certificates of title (in a form recordable in all appropriate jurisdictions and offices) to the vehicles and other movable personal property of which title is required to be registered with any Governmental Authority that are owned by either Seller or any of their respective Affiliates and included among the Assets;

(i)            The Pennsylvania Oil and Gas Lease; and

(j)            Any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered by Seller to Buyer at the Closing.

Section 11.3          Buyer’s Closing Obligations. At Closing, Buyer shall (i) deliver, or cause to be delivered, the Adjusted Purchase Price to Seller in immediately available funds to the bank account as provided in Section 3.2 and (ii) execute and deliver, or cause to be executed and delivered, to Seller the following:

(a)           The officer’s certificate of Buyer referred to in Section 10.1(b);

(b)           The legal opinion referred to in Section 10.1(e);

(c)           The Conveyance and the special assignment forms contemplated by Section 9.3 which require or contemplate execution by Buyer;

(d)           The Transition Agreement;

(e)           The Proprietary Seismic Data License Agreement;

(f)            The Pennsylvania Oil and Gas Lease; and

(g)           Any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered by Buyer to Seller at the Closing.

ARTICLE XII.
EFFECT OF CLOSING

Section 12.1           Revenues. After Closing, all proceeds, accounts receivable, notes receivable, income, revenues, monies and other items included in or attributable to the Excluded Assets and all other Excluded Assets shall belong to and be paid over to Seller, and all proceeds, accounts receivable, notes receivable, income, revenues, monies and other items included in or attributable to the Assets with respect to any period of time after the Effective Time shall belong to and be paid over to Buyer, except that, to the extent any such items are credited to Buyer in calculating the Adjusted Purchase Price, as adjusted pursuant to Section 3.4, the same shall belong to and be paid over to Seller.

Section 12.2           Expenses. After Closing, (i) all accounts payable and other costs and expenses with respect to the Assets for which Seller is given credit in the determination of Net Cash Flow pursuant to Section 3.3, as adjusted pursuant to Section 3.4, shall be borne by Seller, and (ii) all costs and expenses incurred by Seller during the Adjustment Period and paid for by Seller subsequent to the Adjustment Period shall be reimbursed by Buyer to Seller within ten (10) days after receipt by Buyer of Seller’s invoice therefor together with reasonable supporting documentation. Ad valorem and severance taxes related to the Assets and not accounted for in the determination of Net Cash Flow will be prorated as of the Effective Time. For any such ad valorem or severance taxes for a period which the Effective Time splits and which are paid by Seller, Buyer shall reimburse Seller for the portion thereof equal to the percentage of such period represented by the portion of such period beginning at the Effective Time. For any such ad valorem or severance taxes for a period which the Effective Time splits and which are not paid by Seller, Buyer shall pay such taxes and Seller shall reimburse Buyer for a percentage of such taxes equal to the portion of such period which ends on the day immediately preceding the Effective Time.

Section 12.3           Tax Matters.

(a)           Tax Refunds. The amount of any refunds of Hydrocarbon Taxes or Property Taxes attributable to periods prior to the Effective Time shall be for the account of Seller. The amount of any refunds of Hydrocarbon Taxes or Property Taxes attributable to periods on or subsequent to the Effective Time shall be for the account of Buyer, except that to the extent any such refund was accounted for in the determination of Net Cash Flow, such refund shall be for the account of Seller. Each party shall forward to the party entitled to receive a refund of Tax pursuant to this Section 12.3(a) the amount of such refund within ten (10) days after such refund is received.

(b)           Section 754 Elections. If any Tax Partnership does not currently have in effect an election under Section 754 of the Code, Seller shall, upon request by Buyer following the Closing, use its commercially reasonable efforts to assist Buyer in causing such Tax Partnership to make an election under Section 754 of the Code that will result in the U.S. federal income tax bases of such Tax Partnership’s assets being adjusted under Section 743 of the Code upon the consummation of the transactions contemplated by this Agreement; provided, however, that Seller shall not be obligated to pay any consideration or waive or release any right or privilege as part of such efforts.

(c)           Cooperation. Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes relating to or in connection with the Assets. Such cooperation shall include the retention and (upon the other party’s request) the provision of such records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)           Section 1031 Exchange. Either party agrees to cooperate with the other party to accommodate such other party in effectuating a like kind exchange (an “Exchange”) pursuant to Section 1031 of the Code in connection with the purchase and sale of the Assets, provided that:  (i) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement and the exchanging party’s failure or inability to consummate an exchange for any reason or for no reason at all shall not be deemed to excuse or release the exchanging party from its obligations under this Agreement, (ii) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary, but such assignment shall not release the exchanging party from any of its liabilities or obligations to the non-exchanging party under this Agreement or expand any liabilities or obligations of the non-exchanging party under this Agreement, (iii) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (iv) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange and the exchanging party shall indemnify the non-exchanging party against any such additional costs or liabilities. Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with Section 1031 of the Code.

Section 12.4           Payments and Obligations. If monies are received by any party hereto which, under the terms of this Article XII, belong to another party, the same shall immediately be paid over to the proper party. If an invoice or other evidence of an obligation is received which under the terms of this Article XII is partially the obligation of Seller and partially the obligation of Buyer, then the parties shall consult each other and each shall promptly pay its portion of such obligation to the obligee.

Section 12.5           Survival. All representations and warranties of Seller and Buyer contained in Article IV shall survive the Closing and shall terminate on the first anniversary of the Closing Date; provided, however, that the representations and warranties contained in Section 4.1(b), Section 4.1(c), Section 4.1(h), Section 4.1(l), Section 4.2(b), Section 4.2(c), and Section 4.2(g) shall survive the Closing until the expiration of the applicable statute of limitations period. Upon the termination of a representation or warranty in accordance with the foregoing, such representation or warranty shall have no further force or effect for any purpose of this Agreement, unless and to the extent that a party has alleged breach of such representation or warranty prior to such anniversary in accordance herewith. The covenants and other agreements of Seller and Buyer set forth in this Agreement shall survive the Closing and shall terminate on the first anniversary of the Closing Date; provided, however, that (a) the covenants or other agreements of Seller and Buyer set forth in Sections 3.2, 3.3(a)-(c) and (e), 6.1(a),

6.1(b), 6.1(d), 6.2(a), 7.2(a), 7.5, and Article XI that are to be performed prior to or at Closing shall not survive the Closing, and (b) Section 5.1 (other than the last sentence of Section 5.1(b)), Section 6.1(c) and the covenants to be performed by Seller and Buyer under this Agreement after Closing shall survive the Closing until fully performed. In addition, the definitions set forth in Appendix A to this Agreement or in any other provision of this Agreement which are used in the representations, warranties, covenants and agreements which survive the Closing pursuant to this Section 12.5 shall survive the Closing to the extent necessary to give operative effect to such surviving representations, warranties, covenants and agreements.

Section 12.6           Certain Post-Closing Obligations. Within five (5) days after the Closing, Buyer shall (i) obtain and file with the appropriate Governmental Authorities replacement surety bonds and/or guarantees for all Assets for which Seller has surety bonds and/or guarantees outstanding (as reflected in a list of such surety bonds and/or guarantees set forth in Schedule 4.1(u)), (ii) obtain the full and complete release of Seller from (or the full and complete cancellation of) all such bonds and/or guarantees insofar as they relate to the Assets, and (iii) furnish Seller appropriate evidence of Buyer’s compliance with the requirements of clauses (i) and (ii), including copies of such replacement bonds and/or guarantees and such releases and/or cancellations. Within a reasonable period of time following the Closing, Buyer shall remove or paint over, as appropriate, any logo, service mark, trade name or trademark which constitutes an Excluded Asset and is on the Assets.

ARTICLE XIII.
LIMITATIONS

SECTION 13.1       Disclaimer of Warranties. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND THOSE REPRESENTATIONS OR WARRANTIES EXPRESSLY GIVEN IN THIS AGREEMENT AND (IF CLOSING OCCURS) IN THE CERTIFICATE TO BE DELIVERED BY SELLER PURSUANT TO SECTION 10.2(B), AND IT IS UNDERSTOOD THAT, WITHOUT LIMITING SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, BUYER TAKES THE ASSETS AS IS AND WHERE IS AND WITH ALL FAULTS. WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SELLER HEREBY (I) EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (A) THE CONDITION OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS IN OR ON, OR DISPOSED OF OR DISCHARGED FROM, THE ASSETS) OR (B) ANY INFRINGEMENT BY SELLER OR ANY OF ITS AFFILIATES OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY; AND (II) NEGATES ANY RIGHTS OF BUYER UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF SELLER AND BUYER THAT THE ASSETS ARE TO BE ACCEPTED BY BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

Section 13.2           Texas Deceptive Trade Practices Act Waiver. BUYER (A) REPRESENTS AND WARRANTS TO SELLER THAT IT (I) IS ACQUIRING THE ASSETS FOR COMMERCIAL OR BUSINESS USE, (II) IS REPRESENTED BY LEGAL COUNSEL, (III) ACKNOWLEDGES THE CONSIDERATION PAID OR TO BE PAID FOR THE ASSETS WILL EXCEED $500,000, AND (IV) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS SUCH THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH RESPECT TO THE SELLER; AND (B) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS OR REMEDIES IT MAY HAVE UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT OF THE STATE OF TEXAS, TEX. BUS. & COM. CODE § 17.41 ET SEQ. (THE “DTPA”) TO THE MAXIMUM EXTENT IT CAN DO SO UNDER APPLICABLE LAW, IF SUCH ACT WOULD FOR ANY REASON BE DEEMED APPLICABLE TO THE TRANSACTIONS CONTEMPLATED HEREBY; PROVIDED HOWEVER, THAT BUYER DOES NOT WAIVE § 17.555 OF THE DTPA.

WAIVER OF CONSUMER RIGHTS

BUYER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

FURTHERMORE, WITH RESPECT TO ASSETS WHICH ARE LOCATED IN A STATE OR SUBJECT TO A JURISDICTION OTHER THAN TEXAS, BUYER WAIVES ANY COMPARABLE PROVISION OF THE LAW OF THE STATE OR OTHER JURISDICTION WHERE SUCH ASSETS ARE LOCATED OR TO WHICH SUCH ASSETS ARE SUBJECT.

Section 13.3           Damages. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, SELLER AND BUYER AGREE THAT, EXCEPT FOR THE LIQUIDATED DAMAGES SPECIFICALLY PROVIDED FOR IN SECTIONS 14.4 AND 15.2, THE RECOVERY BY EITHER PARTY HERETO OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY THE OTHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY (AND THE INDEMNIFIED PERSONS TO WHICH SUCH OBLIGATIONS MAY EXTEND UNDER THE TERMS HEREOF) AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY OR ANY INDEMNIFIED PERSON FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES, BUSINESS INTERRUPTION OR LOST OR DELAYED PRODUCTION) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY OR ANY INDEMNIFIED PERSON AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER. For purposes of the foregoing, actual damages may, however, include indirect, consequential, special, exemplary or punitive damages to the extent (i) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a Person which is not a Seller Indemnified Person, a Buyer Indemnified Person or an Affiliate of any of the foregoing and (ii) such damages are recovered against an Indemnified Person by a Person which is not a Seller Indemnified Person, a Buyer Indemnified Person or an Affiliate of any of the foregoing. This Section 13.3 shall operate only to limit a party’s liability and shall not operate to increase or expand any contractual obligation of a party hereunder or cause any contractual obligation of a party hereunder to survive longer than provided in Section 12.5.

Section 13.4           Plugging and Abandonment Obligations. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS EXPRESSLY AGREED FOR ALL PURPOSES OF THIS AGREEMENT THAT (I) THE PLUGGING AND ABANDONMENT OBLIGATIONS CONSTITUTE ASSUMED LIABILITIES, (II) THE PLUGGING AND ABANDONMENT OBLIGATIONS SHALL NOT CONSTITUTE ENVIRONMENTAL CONDITIONS, ENVIRONMENTAL LIABILITIES, ENVIRONMENTAL DEFECTS OR ENVIRONMENTAL MATTERS, (III) EXCEPT FOR THE REPRESENTATION SET FORTH IN SECTION 4.1(T), SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE PLUGGING AND ABANDONMENT OBLIGATIONS, AND (IV) SELLER SHALL HAVE NO LIABILITIES OR OBLIGATIONS WITH RESPECT TO PLUGGING AND ABANDONMENT OBLIGATIONS EXCEPT TO THE EXTENT SUCH OBLIGATIONS RELATE TO PROPERTY LOCATED ON THE EXCLUDED ASSETS.

Section 13.5           Environmental Release. From and after Closing, the Buyer Indemnified Persons shall have no rights to recovery or indemnification for Environmental Liabilities or any Environmental Matters relating to the Assets under this Agreement or Law other than the rights and remedies specifically provided in Sections 6.2 and 7.6, and all rights or remedies which any Buyer Indemnified Person may have at or under Law with respect to any Environmental Liabilities or Environmental Matters are expressly waived other than the rights and remedies specifically provided in Sections 6.2 and 7.6. FROM AND AFTER CLOSING AND EXCEPT FOR THE RIGHTS AND REMEDIES SPECIFICALLY PROVIDED IN SECTIONS 6.2 AND 7.6, ALL BUYER INDEMNIFIED PERSONS DO HEREBY AGREE, WARRANT AND COVENANT TO RELEASE, ACQUIT AND FOREVER DISCHARGE ALL SELLER INDEMNIFIED PERSONS FROM ANY AND ALL CLAIMS, DEMANDS AND CAUSES OF ACTION OF WHATSOEVER NATURE, INCLUDING WITHOUT LIMITATION ALL CLAIMS, DEMANDS AND CAUSES OF ACTION FOR CONTRIBUTION AND INDEMNITY UNDER STATUTE, INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT, OR COMMON LAW, WHICH COULD BE ASSERTED NOW OR IN THE FUTURE AND THAT RELATE TO OR IN ANY WAY ARISE OUT OF ENVIRONMENTAL LIABILITIES OR ENVIRONMENTAL MATTERS RELATING TO THE ASSETS. FROM AND AFTER CLOSING, ALL BUYER INDEMNIFIED PERSONS WARRANT, AGREE AND COVENANT NOT TO SUE OR INSTITUTE ARBITRATION AGAINST ANY SELLER INDEMNIFIED PERSON UPON ANY CLAIM, DEMAND OR CAUSE OF ACTION FOR INDEMNITY AND CONTRIBUTION THAT HAVE BEEN ASSERTED OR COULD BE ASSERTED FOR ANY ENVIRONMENTAL LIABILITIES OR ENVIRONMENTAL MATTERS RELATING TO THE ASSETS, EXCEPT FOR THE PURPOSE OF ENFORCING SECTIONS 6.2 AND 7.6.

ARTICLE XIV.
INDEMNIFICATION

Section 14.1           Indemnification By Buyer. From and after the Closing, Buyer shall assume, pay, perform, fulfill and discharge all Assumed Liabilities and shall indemnify and hold harmless Seller, Seller’s Affiliates, each of Seller’s and its Affiliates’ respective past, present and future directors, officers, employees, consultants, agents and other representatives (including legal counsel, accountants and financial advisors), and each of the directors, officers, heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Persons”) from and against any and all (i) Assumed Liabilities incurred by or asserted against any of the Seller Indemnified Persons, INCLUDING, WITHOUT LIMITATION, ANY ASSUMED LIABILITY BASED ON NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE SELLER INDEMNIFIED PERSONS OR ON ANY OTHER THEORY OF LIABILITY, WHETHER IN LAW (WHETHER COMMON OR STATUTORY) OR EQUITY and (ii) subject to the limitations of Section 12.5 and Article XIII, any Covered Liability resulting from any breach or nonfulfillment of any representation, warranty, covenant or agreement on the part of Buyer which is expressly set forth in this Agreement. Notwithstanding anything to the contrary in this Section 14.1, in no event shall any amounts be recovered from Buyer for any Covered Liability resulting from any breach or nonfulfillment of any representation or warranty (other than the representations and warranties set forth in Sections 4.2(b), (c) and (g)) on the part of Buyer until the aggregate amount of Covered Liabilities for which Buyer would (but for this sentence) be obligated to indemnify the Seller Indemnified Persons under this Section 14.1 exceeds $7,900,000, in which event Buyer will be obligated, subject to the other provisions of this Article XIV, to indemnify the Seller Indemnified Persons to the extent and only to the extent such Covered Liabilities exceed $7,900,000.

Section 14.2           Indemnification By Seller. Subject to the provisions of Section 14.4, from and after the Closing, Seller (for all purposes hereof, jointly and severally) shall indemnify and hold harmless Buyer, Buyer’s Affiliates, each of Buyer’s and its Affiliates’ respective past, present and future, directors, officers, employees, consultants, agents and other representatives (including legal counsel, accountants and financial advisors), and each of the directors, officers, heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Persons”) from and against any and all (i) Excluded Liabilities incurred by or asserted against any of the Buyer Indemnified Persons, INCLUDING, WITHOUT LIMITATION, ANY EXCLUDED LIABILITY BASED ON NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNIFIED PERSONS OR ON ANY OTHER THEORY OF LIABILITY, WHETHER IN LAW (WHETHER COMMON OR STATUTORY) OR EQUITY and (ii) subject to the limitations of Section 12.5 and Article XIII and to the last sentence of this Section 14.2, any Covered Liability resulting from any breach or nonfulfillment of any representation, warranty, covenant or agreement on the part of Seller which is expressly set forth in this Agreement. Notwithstanding anything to the contrary in this Section 14.2, in no event shall any amounts be recovered from Seller for any Covered Liability resulting from any breach or nonfulfillment of any representation or warranty (other than the representations and warranties set forth in Sections 4.1(b), (c), (h) and (l)) on the part of Seller until the aggregate amount of Covered Liabilities for which Seller would (but for this sentence) be obligated to indemnify the Buyer Indemnified Persons under this Section 14.2 exceeds $7,900,000, in which event Seller will be obligated, subject to the other provisions of this Article XIV, to indemnify the Buyer Indemnified Persons to the extent and only to the extent such Covered Liabilities exceed $7,900,000.

Section 14.3           Indemnification and Defense Procedures. A Person which is entitled to be indemnified under Section 5.1, 6.1, 12.3(d), 14.1 or 14.2 is herein referred to as an “Indemnified Person” and the party which is obligated to indemnify an Indemnified Person under Section 5.1, 6.1, 14.1 or 14.2 is herein referred to as the “Indemnifying Party” with respect to the matter for which it is obligated to indemnify such Indemnified Person. All claims for indemnification under Sections 5.1, 6.1, 14.1 and 14.2 shall be asserted and resolved as follows:

(a)           If a third party claim for which an Indemnified Person is entitled to indemnity under Sections 5.1, 6.1, 14.1 and/or 14.2 (an “Indemnified Claim”) is made against an Indemnified Person, and if Buyer or Seller intends to seek indemnity with respect thereto by or from an Indemnifying Party pursuant to Sections 5.1, 6.1, 14.1 and/or 14.2, then the party electing to seek indemnity on behalf of such Indemnified Person shall promptly transmit to the Indemnifying Party a written notice (“Claim Notice”) (i) notifying such Indemnifying Party of such Indemnified Claim and requesting indemnity on behalf of such Indemnified Person with respect to such Indemnified Claim under Sections 5.1, 6.1, 14.1 and/or 14.2, as the case may be, (ii) setting forth the full name, address for all notices and the authorized representatives of such Indemnified Person with respect to such Indemnified Claim, and (iii) describing in reasonable detail the nature of the Indemnified Claim, including a copy of all papers served with respect to such Indemnified Claim (if any) and the basis of such request for indemnification under Sections 5.1, 6.1, 14.1 and/or 14.2, as the case may be. Failure to provide such Claim Notice promptly shall not affect the right of the Indemnified Person to indemnification hereunder except to the extent the Indemnifying Party is prejudiced thereby; provided that, the Indemnifying Party shall not be obligated to defend, indemnify or otherwise hold harmless an Indemnified Person with respect to a third party claim until a Claim Notice meeting the foregoing requirements is furnished to the Indemnifying Party by the party seeking indemnity hereunder. Within 30 days after receipt of any Claim Notice (the “Election Period”), the Indemnifying Party shall notify the party who sent the Claim Notice (A) whether the Indemnifying Party disputes its potential liability to indemnify the Indemnified Person under Sections 5.1, 6.1, 14.1 and/or 14.2, as the case may be, with respect to such third party claim and (B) whether the Indemnifying Party desires to defend, at its sole cost and expense, the Indemnified Person against such third party claim; provided that, if the Indemnifying Party fails to so notify the Indemnified Person during the Election Period, the Indemnifying Party shall be deemed to have elected to dispute such liability and not to defend against such third party claim.

(b)           If the Indemnifying Party notifies the party who sent the Claim Notice within the Election Period that the Indemnifying Party (i) does not dispute its liability to indemnify the Indemnified Person under Sections 5.1, 6.1, 14.1 and/or 14.2, as the case may be (or reserves the right to dispute whether such claim is an Indemnified Claim under Sections 5.1, 6.1, 14.1 and/or 14.2) and (ii) elects to assume the defense of such Indemnified Person with respect to such third party claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, with counsel of its choosing that is reasonably satisfactory to the Indemnified Person, such third party claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 14.3(b). If an Indemnifying Party elects pursuant to the foregoing to assume the defense of an Indemnified Person with respect to a third party claim which is subsequently determined not to be an Indemnified Claim, the Indemnifying Party shall not be entitled to recover from the Indemnified Person the costs and expenses incurred by the Indemnifying Party in providing such defense. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement (or settle or compromise any such third party claim in a manner) which provides for or results in any payment by or liability of the Indemnified Person of or for any damages or other amount, any lien, charge or encumbrance on any property of the Indemnified Person, any finding of responsibility or liability on the part of the Indemnified Person or any sanction or restriction upon the conduct of any business by the Indemnified Person without the Indemnified Person’s express written consent, which consent shall not be unreasonably withheld, and any such settlement agreement shall contain an unconditional provision whereby each plaintiff or claimant in such third party claim releases the Indemnified Person from all liability with respect thereto. The Indemnified Person is hereby authorized, at the sole cost and expense of the Indemnifying Party to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Person shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Person agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any such third party claim which the Indemnifying Party elects to contest, including the making of any related counterclaim or cross-complaint against any Person (other than a Buyer Indemnified Person, if the Indemnified Person is a Buyer Indemnified Person, or a Seller Indemnified Person, if the Indemnified Person is a Seller Indemnified Person). The Indemnified Person may participate in, but not control, any defense or settlement of any third party claim controlled by the Indemnifying Party pursuant to this Section 14.3(b), and the Indemnified Person shall bear its own costs and expenses with respect to such participation; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Person if the Indemnified Person’s counsel shall have advised the Indemnified Person that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Person (provided that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Persons subject to such third party claim). The prosecution of the defense of a third party claim with reasonable diligence shall include the taking of such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of the Indemnified Person for payment of such third party claim.

(c)           If the Indemnifying Party (i) fails to notify the party who sent the Claim Notice within the Election Period that the Indemnifying Party elects to defend the Indemnified Person pursuant to Section 14.3(b), (ii) elects to defend the Indemnified Person pursuant to Section 14.3(b) but fails to prosecute the defense of (or to settle) the third party claim with reasonable diligence, or (iii) the third party claim seeks an order, injunction, or other equitable relief against the Indemnified Person which, if successful, could materially adversely affect the business, condition (financial or other), capitalization, assets, liabilities, results of operations or prospects of the Indemnified Person, then the Indemnified Person shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the third party claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Person to a final conclusion or settled. The Indemnified Person shall have full control of such defense and proceedings; provided, however, that the Indemnified Person may not enter into any compromise or settlement of such third party claim, without the Indemnifying Party’s express written consent, which shall not be unreasonably withheld. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Person pursuant to this Section 14.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)           If the Indemnifying Party elects not to assume the defense of a third party claim, or elects to assume the defense of a third party claim, but reserves the right to dispute whether such claim is an Indemnified Claim under Sections 5.1, 6.1, 14.1 and/or 14.2, as the case may be, the determination of whether the Indemnified Person is entitled to indemnification hereunder shall be resolved pursuant to arbitration as provided in Section 16.10.

(e)           If an Indemnified Person is entitled to indemnity under Sections 5.1, 6.1, 14.1 and/or 14.2 for a claim or other matter which does not involve a third party claim, and if Buyer or Seller intends to seek indemnity on behalf of an Indemnified Person with respect thereto by or from an Indemnifying Party pursuant to Sections 5.1, 6.1, 14.1 and/or 14.2, then the party electing to seek indemnity on behalf of an Indemnified Person shall promptly transmit to the Indemnifying Party a written notice describing in reasonable detail the nature of such claim or other matter, the Indemnified Person’s best estimate of the Covered Liabilities attributable to such claim or other matter (which shall not constitute an admission or be binding in any respect) and the basis for the Indemnified Person’s entitlement to indemnification under Sections 5.1, 6.1, 14.1 and/or 14.2, as the case may be. If the Indemnifying Party does not notify the party who sent such notice within 30 days from its receipt of such notice that the Indemnifying Party does not dispute such claim for indemnity, the Indemnifying Party shall be deemed to have disputed such claim. If the Indemnifying Party has disputed such claim, such dispute shall be resolved pursuant to arbitration as provided in Section 16.10.

(f)            To the extent any claim, action, suit or proceeding includes one or more Indemnified Claims with respect to an Indemnified Person and one or more third party claims which are not Indemnified Claims with respect to such Indemnified Person, any such non-Indemnified Claim insofar as it is with respect to such Indemnified Person shall not be covered by the indemnity in Sections 5.1, 6.1, 14.1 and 14.2, the Indemnifying Party shall not be obligated to undertake, conduct and control the defense or settlement of such non-Indemnified Claim insofar as it is with respect to such Indemnified Person, and such Indemnified Person shall be responsible for its own defense and settlement of such non-Indemnified Claim. The seeking by a party of indemnity hereunder on behalf of any Indemnified Person with respect to any third party claim or other claim or matter shall not prevent such party from then or thereafter also seeking indemnity hereunder on behalf of any other Indemnified Person with respect to such third party claim or other claim or matter and shall not prevent the other party from seeking indemnity hereunder on behalf of any Indemnified Person with respect to the same third party claim or other claim or matter.

Section 14.4           Seller’s General Liability Limitation. (a) Notwithstanding anything herein provided to the contrary, Seller shall have no liability to Buyer or any of the other Buyer Indemnified Persons pursuant to Section 14.2 or for any breach by Seller of any representation or warranty made by Seller in clauses (a),(d) through (g), (i), (j), (k) and (m) through (ee) of Section 4.1 to the extent that the aggregate amount of all Covered Liabilities attributable to any such liability or breach exceeds an amount equal to fifty percent (50%) of the sum of the Deposit plus the Adjusted Purchase Price (as same may be further adjusted downward after the Closing pursuant to Section 7.6); provided that, the foregoing shall not limit Seller’s indemnity obligations hereunder with respect to the Excluded Assets.

(b)           Notwithstanding anything herein provided to the contrary but without in any way affecting the obligations of a Buyer Indemnified Person to notify Seller of a third party claim pursuant to Section 14.3, Seller shall not have any liability to a Buyer Indemnified Person with respect to any Covered Liability pursuant to Section 14.2 unless and until Buyer enforces any and all of the rights and remedies that Buyer may have with respect to such Covered Liability against any other Person pursuant to (i) any insurance maintained for the joint account under any operating agreement with respect to the Assets and (ii) any other agreements for insurance, indemnification, guarantee or similar assurances which may be included in the Assets.

Section 14.5           Materiality Exclusion. Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining if there has been a breach of any representation or warranty hereunder by Seller or Buyer and the amount of the Covered Liabilities in respect thereof, the representations and warranties of Seller and Buyer shall, for purposes of this Article XIV, be read without giving effect to any materiality, Material Adverse Effect or qualification with a similar meaning in such representation or warranty.

ARTICLE XV.
TERMINATION; REMEDIES

Section 15.1           Termination.

(a)           Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(1)           By the mutual consent of Seller and Buyer;

(2)           If the Closing has not occurred by the close of business on May 15, 2008 (the “Termination Date”), then (A) by Seller if any condition specified in Section 10.1 has not been satisfied on or before such close of business, and shall not theretofore have been waived by Seller or (B) by Buyer if any specified in Section 10.2 has not been satisfied on or before such close of business, and shall not theretofore have been waived by Buyer; provided that the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by the terminating party to fulfill any undertaking or commitment provided for herein on the part of the terminating party that is required to be fulfilled on or prior to Closing;

(3)           By Seller pursuant to Section 10.1(f) or by Buyer pursuant to Section 10.2(f);

(4)           If there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Authority shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and non appealable;

(5)           By Seller, if (A) any of the representations and warranties of Buyer contained in this Agreement shall not be true and correct in all material respects (provided that any such representation or warranty that is already qualified by a materiality standard or a material adverse effect qualification shall not be further qualified); or (B) Buyer shall have failed to fulfill in any material respect any of its obligations under this Agreement; and, in the case of each of clauses (A) and (B), such misrepresentation, breach of warranty or failure, if curable, has not been cured within ten (10) days after written notice thereof from Seller to Buyer; provided that any cure period shall not extend beyond the Termination Date and shall not extend the Termination Date; or

(6)           By Buyer, if (A) any of the representations and warranties of Seller contained in this Agreement shall not be true and correct in all material respects (provided that any such representation or warranty that is already qualified by a materiality or Material Adverse Effect qualification shall not be further qualified); or (B) Seller shall have failed to fulfill in any material respect any of its obligations under this Agreement, and, in the case of each of clauses (A) and (B), such misrepresentation, breach of warranty or failure, if curable, has not been cured within ten (10) days after written notice thereof from Buyer to Seller; provided that any cure period shall not extend beyond the Termination Date and shall not extend the Termination Date.

(b)           Effect of Termination. Without limiting Seller’s and Buyer’s respective remedies and rights in regard to the Deposit under Section 15.2, in the event of termination of this Agreement by Seller, on the one hand, or Buyer, on the other hand, pursuant to Section 15.1(a), written notice thereof shall forthwith be given by the terminating party or parties to the other party or parties hereto, and this Agreement shall thereupon terminate; provided, however, that following such termination Buyer will continue to be bound by its obligations set forth in Sections 5.1, 5.2 and 6.1. If this Agreement is terminated as provided herein all filings, applications and other submissions made to any Governmental Authority shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made.

Section 15.2           Remedies.

(a)           Seller’s Remedies. Notwithstanding anything herein provided to the contrary, if this Agreement is not terminated by Buyer pursuant to Section 15.1(a) and Buyer fails to satisfy on or prior to the Closing Date the conditions to Closing or the Closing obligations, as the case may be, set forth in Sections 10.1(a), 10.1(b), 10.1(c), 10.1(e) or 11.3, Seller, at its sole option, may terminate this Agreement and, without waiving or releasing Buyer’s obligations under Sections 5.1, 5.2 and 6.1, retain the Deposit, including any interest and other amounts earned thereon, as liquidated damages. Such remedy shall be Seller’s sole and exclusive remedy for such failure, all other remedies being expressly waived by Seller. Seller and Buyer agree upon the Deposit as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Seller and Buyer agree that such amount is a reasonable estimate of Seller’s loss in the event of any such failure by Buyer.

(b)           Buyer’s Remedies. Notwithstanding anything herein provided to the contrary, if this Agreement is not terminated by Seller pursuant to Section 15.1(a) and Seller fails to satisfy on or prior to the Closing Date the conditions to Closing or the Closing obligations, as the case may be, set forth in Sections 10.2(a), 10.2(b), 10.2(c), 10.2(e) or 11.2, Buyer, at its sole option, may terminate this Agreement and receive back the Deposit, together with interest thereon from the date of this Agreement to the date repayment is made by Seller to Buyer at the Agreed Rate, and receive an amount equal to $39,500,000 from Seller as liquidated damages. Such remedy shall be Buyer’s sole and exclusive remedy for such failure, all other remedies being expressly waived by Buyer. Seller and Buyer agree upon such amount as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Seller and Buyer agree that such amount is a reasonable estimate of Buyer’s loss in the event of any such failure by Seller.

ARTICLE XVI.
MISCELLANEOUS

Section 16.1           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 16.2           Governing Law; Jurisdiction; Process.

(a)           THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW RULES THAT WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT IT IS MANDATORY THAT THE LAW OF ANOTHER JURISDICTION, WHEREIN OR ADJACENT TO WHICH THE ASSETS ARE LOCATED, SHALL APPLY.

(b)           SUBJECT TO THE ARBITRATION AGREEMENT SET FORTH IN SECTION 16.10, EACH PARTY CONSENTS TO PERSONAL JURISDICTION IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT IN ANY COURT, FEDERAL OR STATE, WITHIN HARRIS COUNTY, TEXAS, HAVING SUBJECT MATTER JURISDICTION AND WITH RESPECT TO ANY SUCH CLAIM, EACH SUCH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM, OR ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE, THAT VENUE OR JURISDICTION IS NOT PROPER WITH RESPECT TO ANY SUCH LEGAL ACTION,

SUIT OR PROCEEDING BROUGHT IN SUCH COURT IN HARRIS COUNTY, TEXAS, INCLUDING ANY CLAIM THAT SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND ANY CLAIM THAT SUCH PARTY IS NOT SUBJECT TO PERSONAL JURISDICTION OR SERVICE OF PROCESS IN SUCH HARRIS COUNTY, TEXAS FORUM.

Section 16.3           Entire Agreement. This Agreement (including the Confidentiality Agreement) and the Appendices, Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

Section 16.4           Expenses. Buyer shall be responsible for (i) any sales Taxes which may become due and owing by reason of the sale of the Assets hereunder, (ii) all transfer, stamp, documentary and similar Taxes imposed on the parties hereto with respect to all transfers of property contemplated pursuant to this Agreement, and (iii) all recording, filing or registration fees relating to the filing, recording or registration of the Conveyance, the special governmental assignment forms contemplated by Section 9.3 and any other instruments or documents transferring title in or to the Assets or any part thereof from Seller to Buyer pursuant to this Agreement. If any of the transactions contemplated by this Agreement are exempt from any such transfer, stamp, documentary or similar Taxes upon the filing of an appropriate certificate or other evidence of exemption, Buyer will timely furnish to Seller such certificate or evidence. Provided Buyer shall have timely furnished to Seller such certificate or evidence, Seller shall use commercially reasonable efforts to obtain any exemption, certificate or other document from any Governmental Authority or other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyer by reason of the sale of the Assets hereunder. All other costs and expenses incurred by each party hereto in connection with all things required to be done by it hereunder, including attorney’s fees, accountant’s fees and the expense of environmental and title examination, shall be borne by the party incurring same.

Section 16.5           Notices. Unless otherwise expressly provided in this Agreement, all notices required or permitted hereunder shall be in writing and deemed sufficiently given for all purposes hereof if (i) delivered in person, by courier or by registered or certified United States Mail to the Person to be notified, with receipt obtained, or (ii) sent by telecopy, telefax or other facsimile or electronic transmission, with “answer back” or other “advice of receipt” obtained, in each case to the appropriate address or number as set forth below. Each notice shall be deemed effective on receipt by the addressee as aforesaid; provided that, notice received by telex, telecopy, telefax or other facsimile or electronic transmission after 5:00 p.m. at the location of the addressee of such notice shall be deemed received on the first Business Day following the date of such electronic receipt. Notices to Seller shall be addressed as follows:

EOG Resources, Inc.
EOG Resources Appalachian LLC
Energy Search, Incorporated
1111 Bagby, Sky Lobby 2
Houston, Texas  77002
Attention:  Frederick J. Plaeger, II – Senior Vice President

and General Counsel
Telecopy No.: (713) 651-6987

With a copy to (which
shall not constitute
notice to Seller):

Fulbright & Jaworski L.L.P.
1301 McKinney Street, Suite 5100
Houston, Texas 77010
Attention:              Michael P. Irvin
Telephone:            (713) 651-3705
Telecopy:              (713) 651-5246
Attention:              Craig Vogelsang
Telephone:            (713) 651-8208
Telecopy:              (713) 651-5246

or at such other address or to such other telecopy, telefax or other facsimile or electronic transmission number and to the attention of such other Person as Seller may designate by written notice to Buyer. Notices to Buyer shall be addressed to:

EXCO Appalachia, Inc.
c/o EXCO Resources, Inc.
12377 Merit Drive, Suite 1700
Dallas, Texas  75251
Attention:  William L. Boeing
Telephone:  (214) 368-2084
Telecopy:  (214) 706-3409

With a copy to (which
shall not constitute
notice to Buyer):

Vinson & Elkins L.L.P.
2001 Ross Avenue, Suite 3700
Dallas, Texas  75201
Attention:  Jeffrey A. Chapman
Telephone:  (214) 220-7797
Telecopy:  (214) 999-7797
Attention:  P. Gregory Hidalgo
Telephone:  (214) 220-7959
Telecopy:  (214) 999-7959

or at such other address or to such other telecopy, telefax or other facsimile or electronic transmission number and to the attention of such other Person as Buyer may designate by written notice to Seller.

Section 16.6           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the respective rights and obligations of the parties hereto shall not be assignable or delegable by any party hereto without the express written consent of the non-assigning or non-delegating party.

Section 16.7           Amendments and Waivers. Except as contemplated by Section 9.5, this Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement on the part of the other party hereto to be performed or complied with. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 16.8           Appendices, Schedules and Exhibits. All Appendices, Schedules and Exhibits hereto which are referred to herein are hereby made a part of this Agreement and incorporated herein by such reference.

Section 16.9           Interpretation. It is expressly agreed that this Agreement shall not be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:

(a)           examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(b)           the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

(c)           a defined term has its defined meaning throughout this Agreement and each Appendix, Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(d)           each Exhibit and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement (including Appendix A which shall be considered part of the main body of this Agreement) and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail;

(e)           the term “cost” includes expense and the term “expense” includes cost;

(f)          the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof; and

(g)         references to a period of time measured by a “day” or number of “days” mean calendar days unless otherwise expressly provided herein.

Section 16.10       Dispute Resolution.

(a)       Negotiation.  The parties shall attempt in good faith to promptly resolve amicably any dispute or difference arising under or out of, in relation to or in any way connected with this Agreement (whether contractual, tortious, equitable, statutory or otherwise) (a “Dispute”) by negotiation between Senior Executives.  A “Senior Executive” means an individual who is the chairman, chief executive officer, president or a vice-president of a party and who has authority to negotiate the settlement of the Dispute for such party.  The disputing party shall give the other party written notice of the Dispute.  Within twenty-five (25) days after receipt of such notice, each receiving party shall submit a written response to the disputing party.  The notice and response shall include a statement of the relevant party’s position and a summary of the evidence and arguments supporting its position.  The Senior Executives shall meet at a mutually acceptable time and place within forty-five (45) days after the date of the disputing party’s notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute.

(b)       Arbitration.  If the Dispute has not been resolved through negotiation within ninety (90) days after the date of the disputing party’s notice, the Dispute shall be finally referred to and settled by arbitration under the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) pursuant and subject to the arbitration procedures set forth in the Arbitration Procedures.  In the event of any conflict between the Rules and the Arbitration Procedures, the Arbitration Procedures shall govern and control.

(c)       Equitable Relief.  Nothing contained in this Section 16.10 shall prevent Seller or its Affiliates from seeking specific performance, an injunction or other equitable relief with respect to their rights under the Confidentiality Agreement through judicial means in any jurisdiction.

Section 16.11     Agreement for the Parties’ Benefit Only.  This Agreement is for the sole benefit of Buyer, Seller and their respective successors and assigns as permitted herein and no other Person shall be entitled to enforce this Agreement, rely on any representation, warranty, covenant or agreement contained herein, receive any rights hereunder or be a third party beneficiary of this Agreement.  Any Indemnified Person which is a third party shall be indemnified and held harmless under the terms of this Agreement only to the extent that a party expressly elects to exercise such right of indemnity and hold harmless on behalf of such third party Indemnified Person pursuant to Section 14.3; and no party shall have any direct liability or obligation to any third party or be liable to any third party for any election or non-election or any act or failure to act under or in regard to any term of this Agreement.  Any claim for indemnity or hold harmless hereunder on behalf of an Indemnified Person must be made and administered by a party to this Agreement.  Any claim on behalf of an Indemnified Person may only be brought against the defaulting party or parties.

Section 16.12       Attorneys’ Fees.  The prevailing party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs, reasonable costs of arbitration and reasonable attorneys’ fees from the nonprevailing party.

Section 16.13       Severability.  If any term, provision or condition of this Agreement, or any application thereof, is held invalid, illegal or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the parties, to such Law, and to the extent such term, provision or condition cannot be so reformed, then such term, provision or condition (or such invalid, illegal or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality and enforceability of the remaining terms, provisions and conditions contained herein (and any other application such term, provision or condition) shall not in any way be affected or impaired thereby.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 16.14       No Recordation.  Without limiting any party’s right to file suit to compel arbitration to enforce its rights under this Agreement and except as required by Law, Buyer and Seller expressly covenant and agree not to record or place of record this Agreement or any copy or memorandum hereof.

Section 16.15       Purchase Price Allocation for Tax Purposes.  Seller and Buyer agree that the Adjusted Purchase Price and the Assumed Obligations shall be allocated among the various Assets for federal and state income tax purposes in a manner consistent with Schedule 16.15 (which shall be jointly prepared by Buyer and Seller and attached to this Agreement on or before the Closing Date) and Section 7.2(b).  Seller and Buyer shall cooperate to update the allocation to reflect any adjustment to the Adjusted Purchase Price.  The allocation of the Purchase Price shall be reflected on a completed Form 8594 (Asset Acquisition Statement Under Section 1060), which Form Seller and Buyer will each file separately with the Internal Revenue Service pursuant to the requirements of section 1060(b) of the Code.  The parties agree not to take a federal or state income tax reporting position inconsistent with the allocations set forth on Schedule 16.15, as adjusted.  The parties further agree that the allocations set forth on Schedule 16.15 represent reasonable estimates of the fair market values of the Assets described therein.  Seller shall provide an estimate of allocation of the Purchase Price to Buyer fifteen (15) days prior to Closing.

Section 16.16       Time of Essence.  Time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 16.17       Affiliate Liability.  Each of the following is herein referred to, for purposes of this Section 16.17, as a “Buyer Affiliate”: (a) any direct or indirect holder of equity interests or any other form of ownership in Buyer (whether limited or general partners, members, shareholders or otherwise); and (b) any director, officer, manager, employee, representative or agent of (i) Buyer or (ii) any Affiliate of Buyer.  Except to the extent that a Buyer Affiliate is an express signatory and party hereto or an express signatory and party to the Guaranty Agreement, no Buyer Affiliate shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated hereby, and Seller hereby waives and releases all claims of any such liability and obligation.

Section 16.18       Schedules.  The disclosures in any Schedule must relate only to the representations, warranties and covenants in the Section of this Agreement to which it expressly relates and not to any other representation, warranty or covenant in this Agreement, unless some other representation, warranty or covenant is specifically and clearly referred to in such Schedule.

Section 16.19       Liability.  All obligations and duties of Seller or any of their respective successors and assigns contained in this Agreement or in any of the Transaction Documents shall for all purposes hereof and thereof be the joint and several obligations and duties of each of EOG, EOG Appalachian and ESI and each of their respective successors and assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SELLER:

EOG RESOURCES, INC.

By:	/s/ LLOYD W. HELMS, JR.
Lloyd W. Helms, Jr., Vice President,
Acquisitions & Engineering

EOG RESOURCES APPALACHIAN LLC

By:	/s/ GARY L. THOMAS
Gary L. Thomas, Chairman and Chief
Executive Officer

ENERGY SEARCH, INCORPORATED

By:	/s/ LLOYD W. HELMS, JR.
Lloyd W. Helms, Jr., Vice President,
Engineering & Acquisitions

BUYER:

EXCO APPALACHIA, INC.

By:	/s/ JOHN D. JACOBI
John D. Jacobi, Vice President

Signature Page to Asset Purchase Agreement

APPENDIX A

TO

ASSET PURCHASE AGREEMENT

DEFINITIONS

“AAA” shall be as defined in Section 16.10(b).

“Access Agreement” shall be as defined in Section 6.2(b).

“Action” shall mean any action, suit, proceeding, condemnation or audit by or before any court or other Governmental Authority or any arbitration proceeding.

“Adjusted Purchase Price” shall be as defined in Section 3.1.

“Adjustment Period” shall be as defined in Section 3.3(a).

“Adjustment Statement” shall be as defined in Section 3.3(a).

“Affiliate” shall mean, as to the Person specified, any Person controlling, controlled by or under common control with such specified Person.  The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.  No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Agreed Rate” shall mean an annual rate of interest equal to the lesser of (i) five percent (5%) and (ii) the maximum rate of interest allowed by Law.

“Agreement” shall be as defined in the preamble hereto.

“Arbitration Procedures” shall mean the arbitration procedures set forth in Exhibit A-1.

“Asset Records” shall mean, except to the extent constituting Excluded Assets, and other than title opinions relating to the Subject Interests, except to the extent the transfer thereof may not be made without violating legal constraints or legal obligations or waiving any attorney/client privilege, any and all lease files, land files, division order files, production marketing files, well files, production records, seismic, geological, geophysical and engineering data, litigation files, abstracts, title opinions, land surveys, logs and all other books and records, files, maps and data (in whatever form) arising out of or relating to the Subject Interests or the ownership, use, maintenance or operation of the Assets.

“Assets” shall mean the following described assets and properties (except to the extent constituting Excluded Assets):

Appendix A – Page 1

(a)         the Subject Interests;

(b)         the Incidental Rights;

(c)         the Claims;

(d)         the Royalty Accounts; and

(e)         all (i) oil, gas and other hydrocarbons produced from or attributable to the Subject Interests with respect to all periods subsequent to the Effective Time and (ii) proceeds from or of such oil, gas and other hydrocarbons.

“Assumed Liabilities” shall mean (i) all Covered Liabilities of Seller with respect to the Claims, the Royalty Accounts, title to the Assets and/or any Permitted Encumbrances with respect to the Assets (other than Taxes allocated to Seller pursuant to Section 12.2), (ii) the Plugging and Abandonment Obligations, (iii) all Covered Liabilities to the extent arising out of or attributable to the ownership, use, construction, maintenance or operation of any of the Assets on or subsequent to the Effective Time, (iv) any and all Environmental Liabilities and any and all other Covered Liabilities arising out of or attributable to any Environmental Matter with respect to the Assets or any Environmental Matter arising out of or attributable to the ownership, use, construction, maintenance or operation of any of the Assets before or after the Effective Time, excluding any such obligations and liabilities that are required to be paid or performed by Seller pursuant to Section 6.2, (v) all Covered Liabilities arising out of or attributable to any injury, death or damage to person or property occurring on or after the Closing Date on or to the Assets or the Lands (or any adjacent lands or any pooled or unitized lands) or in connection with any operations or activities relating thereto to the extent arising out of or attributable to the use, construction, maintenance or operation of any of the Assets on or after the Closing Date, and (vi) all Covered Liabilities of Seller with respect to the pending condemnation suit described in Schedule 4.1(w) arising after the Effective Time; provided that, the Assumed Liabilities shall not include any Covered Liability resulting from any breach or nonfulfillment of any representation, warranty, covenant or agreement on the part of Seller hereunder for which Seller is obligated to indemnify the Buyer pursuant to clause (ii) of Section 14.2.

“2007 Audited Financial Statements” shall be as defined in Section 5.1(d).

“Business Day” shall mean any day which is not a Saturday, Sunday or legal holiday recognized by the United States of America.

“Buyer” shall be as defined in the preamble to this Agreement.

“Buyer Controlled Group” shall be as defined in Section 9.11(a).

“Buyer Indemnified Persons” shall be as defined in Section 14.2.

“Buyer’s Environmental Review” shall be as defined in Section 6.1(a).

Appendix A – Page 2

“Cause” shall be as defined in Section 9.10(c).

“Claim Notice” shall be as defined in Section 14.3(a).

“Claims” shall mean all right, title and interest of Seller to any claims to the extent attributable to ownership, use, construction, maintenance or operation of the Assets subsequent to the Effective Time, including, without limitation, past, present or future claims, whether or not previously asserted by Seller, excluding, however, any claims against Seller or any past or present Affiliate of Seller.

“Closing” shall be the consummation of the transaction contemplated by Article XI.  The Closing with respect to part of the Assets may be delayed or extended as provided in Sections 7.6 and 8.4.

“Closing Date” shall mean (a) February 20, 2008, or (b) such other date as may be mutually agreed to by Seller and Buyer.  The Closing Date with respect to part of the Assets may also be delayed or extended as provided in Sections 7.6, 8.4 and 10.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto, together with all regulations promulgated thereunder.

“Company Employees” shall be as defined in Section 9.11(a).

“Confidentiality Agreement” shall be as defined in Section 5.2.

“Continuing Employees” shall be as defined in Section 9.11(b).

“Conveyance” shall be as defined in Section 9.3(a).

“Corrective Action” shall mean any remedial, removal, response, construction, closure, disposal, monitoring or other corrective action.

“Covered Liabilities” shall mean any and all debts, losses, liabilities, duties, fines, damages, claims, Taxes, costs and expenses (including, without limitation, those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened Action and any court costs, reasonable fees and expenses of expert witnesses, reasonable investigative expenses, reasonable fees and disbursements of legal counsel and other reasonable legal and investigative fees and expenses incurred in investigating, preparing or defending any Action), matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, including, without limitation, any of the foregoing arising under, out of or in connection with any Action, any order or consent decree of any Governmental Authority, any award of any arbitrator, or any Law, contract, commitment or undertaking.

“Defect Deductible” shall mean $15,800,000.

Appendix A – Page 3

“Defensible Title” shall mean, respectively as to the Subject Interest or Subject Interests related to a particular Property Subdivision, title to such Property Subdivision and the Subject Interest or Subject Interests related to such Property Subdivision that, subject to and except for any Permitted Encumbrances:  (i) entitles Seller to receive not less than the applicable Net Revenue Interest or Net Revenue Interests specified for such Property Subdivision in the Property Schedule throughout the productive life of such Property Subdivision; (ii) obligates Seller to bear the costs and expenses attributable to the maintenance, development, and operation of such Property Subdivision in an amount not greater than the applicable Working Interest or Working Interests specified for such Property Subdivision in the Property Schedule (unless Seller’s Net Revenue Interest therein is at least proportionately increased) throughout the productive life of such Property Subdivision; and (iii) is free and clear of all liens and encumbrances.

“Deferred Adjustment Claim” shall be as defined in Section 7.6.

“Deferred Matters Date” shall be as defined in Section 7.6.

“Deposit” shall be as defined in Section 3.2.

“Disputed Issues” shall be as defined in the Arbitration Procedures.

“Effective Time” shall mean 7:00 a.m., Houston Time, on November 1, 2007; provided that, with respect to occurrences, prorations and allocations with respect to a particular Asset, Effective Time shall be 7:00 a.m. at the location of such Asset on November 1, 2007.

“Election Period” shall be as defined in Section 14.3(a).

“Environmental Condition” shall mean a condition existing at the Effective Time with respect to the air, soil, subsurface, surface waters, groundwaters, and/or sediments that causes (i) an Asset (or Seller with respect to an Asset) not to be in compliance with any Environmental Law (other than any Future Law) in a material respect or (ii) an Asset to be required to be remediated (or other Corrective Action taken with respect to such Asset) under any Environmental Law (other than any Future Law).  The existence or presence of asbestos or NORM (Naturally Occurring Radioactive Material) in or with respect to any equipment, tubulars, material, facility or other property which is currently in use and which is not currently required to be remediated under Environmental Law shall not be considered an Environmental Condition notwithstanding that remediation may be required when such property is taken out of service.

“Environmental Consultant” shall mean Kane Environmental or another environmental consulting firm of similar expertise and reputation approved by Seller, which approval will not be withheld unreasonably, which is retained by Buyer in connection with Buyer’s Environmental Review.

“Environmental Defect” shall mean an Environmental Condition with respect to the Assets which is not set forth in Schedule 6.1; provided that, if the reasonably anticipated

Appendix A – Page 4

Remediation Amount with respect to such Environmental Condition is not in excess of $50,000, such Environmental Condition shall not constitute an Environmental Defect.

“Environmental Defect Amount” shall be as defined in Section 6.2(c).

“Environmental Defect Property” shall be as defined in Section 6.2(b).

“Environmental Examination Period” shall be as defined in Section 6.1(a).

“Environmental Laws” shall mean all Laws relating to (a) the control of any potential pollutant, or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to hazardous, toxic or other substances alleged to be harmful.  “Environmental Laws” shall include, but are not limited to, the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and the Comprehensive Environmental Response, Compensation and Liability Act and shall also include all state, local and municipal Laws dealing with the subject matter of the above listed Federal statutes or promulgated by any governmental or quasi-governmental agency thereunder in order to carry out the purposes of any Federal, state, local or municipal Law.

“Environmental Liabilities” shall mean any and all costs (including costs of Remediation), damages, settlements, expenses, penalties, fines, prejudgment and post-judgment interest, court costs and attorneys’ fees incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority to the extent arising out of or under Environmental Laws (excluding any claim or cause of action of Buyer or any Affiliate of Buyer) or (ii) pursuant to any claim or cause of action by a Governmental Authority or other third Person (other than Buyer and any Affiliate of Buyer) for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of or attributable to any violation of, or any remedial obligation under, any Environmental Law.

“Environmental Matters” shall mean (i) any order, decree, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority arising out of or under any Environmental Laws or (ii) pursuant to any claim or cause of action by a Governmental Authority or other Person for personal injury, property damage, damage to natural resources, remediation or response costs arising out of or attributable to any Hazardous Materials or any violation of, or any remedial obligation under, any Environmental Law.

“EOG” shall be as defined in the preamble to this Agreement.

“EOG Appalachian” shall be as defined in the preamble to this Agreement.

“ERISA” shall be as defined in Section 4.1(y)(i)(1).

Appendix A – Page 5

“ESI” shall be as defined in the preamble to this Agreement.

“Exchange” shall be as defined in Section 12.3(d).

“Exchange Act” shall be as defined in Section 5.1(c).

“Excluded Assets” shall mean the following:

(a)         the right to retain copies (but not the originals) of all Asset Records;

(b)        except to the extent constituting the Royalty Accounts, all deposits, cash, checks, funds and accounts receivable attributable to Seller’s interests in the Assets with respect to any period of time prior to the Effective Time;

(c)         all (i) oil, gas and other hydrocarbons produced from or attributable to the Subject Interests with respect to all periods prior to the Effective Time, (ii) oil, gas and other hydrocarbons attributable to the Subject Interests which, at the Effective Time, are in storage, within processing plants, in pipelines or otherwise held in inventory, and (iii) proceeds from or of such oil, gas and other hydrocarbons;

(d)         any interests, properties and assets which Seller elects to exclude from the Assets pursuant to Section 6.2(b)(i), Section 7.5, Section 9.2(c)(2), and/or Section 9.9, or which Buyer elects to exclude from the Assets pursuant to Section 6.1(d), in each case together with a pro rata share of all applicable Incidental Rights, oil, gas and other minerals, and other assets attributable or appurtenant thereto which are excluded from the Assets in connection therewith;

(e)         all receivables and cash proceeds which were expressly taken into account and for which credit was given in the determination of Net Cash Flow pursuant to Section 3.3, as adjusted pursuant to Section 3.4;

(f)          claims of Seller for refund of or loss carry forwards with respect to (i) Taxes attributable to any period prior to the Effective Time or (ii) any Taxes attributable to the Excluded Assets;

(g)         all corporate, financial, tax and legal records of Seller;

(h)         all rights, interests, assets and properties described in Schedule A-2;

(i)          except as otherwise provided in Section 9.9, all rights, titles, claims and interests of Seller or any Affiliate of Seller (i) under any policy or agreement of insurance, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards;

(j)          except as expressly listed on Schedule A-1-A, all computer or communications software or intellectual property (including tapes, data and

Appendix A – Page 6

program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by Seller;

(k)         any logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller; and

(l)          all Seller Benefit Plans or Title IV Plans.

“Excluded Liabilities” shall mean, except to the extent constituting an Assumed Liability, (i) any and all Covered Liabilities to the extent arising out of or attributable to the ownership, use, construction, maintenance or operation of the Excluded Assets, (ii) any and all Covered Liabilities arising out of or attributable to any injury, death or damage to person or property occurring prior to the Closing Date to the extent (A) arising out of or attributable to the use, construction, maintenance or operation of the Assets by Seller prior to the Closing Date and (B) such Covered Liabilities are asserted against any Buyer Indemnified Parties in any Action brought by a third Person or Persons within three (3) years following the Closing Date, (iii) fines, penalties and sanctions asserted or levied, within three (3) years following the Closing Date, by any Governmental Authority and arising out of the ownership, use, maintenance or operation of the Assets prior to the Closing Date, and (iv) any and all claims, demands and actions, and related liabilities and obligations, for the non-payment, underpayment, or miscalculation of royalties, overriding royalties, Taxes and similar items attributable to the production of oil, gas and other hydrocarbons from the Assets prior to the Effective Time, in each case excluding any Covered Liability which any Buyer Indemnified Person or any Affiliate thereof may have without regard to Buyer’s acquisition of the Assets from Seller.

“EXCO” shall be as defined in Section 9.15.

“Final Adjustment Statement” shall be as defined in Section 3.4.

“Future Laws” shall mean (i) any statutes, laws or ordinances enacted or decreed after the Effective Time (including the elimination of the exclusion of petroleum from the definition of “hazardous substance” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 and the elimination of the exclusion of oil and gas exploration, development and production wastes from the definition of “hazardous wastes” under the Resource Conservation and Recovery Act) to the extent the liabilities or requirements sought to be imposed under such subsequent statutes, laws or ordinances could not have been imposed under statutes, laws or ordinances existing as of the Effective Time and (ii) any regulations, rules, rulings or orders promulgated after the Effective Time to the extent such regulations, rules, rulings or orders implement new requirements for matters not addressed or otherwise regulated in regulations, rules, rulings or orders existing as of the Effective Time or implement more stringent requirements for matters addressed or otherwise regulated in regulations, rules, rulings or orders existing as of the Effective Time.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied throughout the periods involved.

Appendix A – Page 7

“Governmental Authority” shall mean (i) the United States of America, (ii) any state, county, municipality or other governmental subdivision within the United States of America, and (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, municipality or other governmental subdivision within the United States of America.

“Governmental Authorizations” shall be as defined in Section 4.1(v).

“Guaranty Agreement” shall mean that certain Guaranty Agreement, in the form attached as Exhibit C.

“Hazardous Materials” shall mean any explosives, radioactive materials, asbestos material, urea formaldehyde, hydrocarbon contaminants, underground tanks, pollutants, contaminants, hazardous, corrosive or toxic substances, special waste or waste of any kind, including compounds known as chlorobiophenyls and any material or substance the storage, manufacture, disposal, treatment, generation, use, transport, mediation or release into the environment of which is prohibited, controlled, regulated or licensed under Environmental Laws, including, but not limited to, (i) all “hazardous substances” as that term is defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and (ii) petroleum and petroleum products.

“Hydrocarbon Interests” shall mean (a) mineral servitudes and leases affecting, relating to or covering any oil, gas and other hydrocarbons in place and the leasehold interests and estates in the nature of working or operating interests under such leases, as well as overriding royalties, net profits interests, production payments, carried interests, rights of recoupment and other interests in, under or relating to such leases, (b) fee interests in oil, gas or other hydrocarbons in place, (c) royalty interests in oil, gas or other hydrocarbons in place, (d) any other interest in oil, gas or other hydrocarbons in place, (e) any economic or contractual rights, options or interests in and to any of the foregoing, including, without limitation, any sublease, farmout or farmin agreement or production payment affecting any interest or estate in oil, gas or other hydrocarbons in place, and (f) any and all rights and interests attributable or allocable thereto by virtue of any pooling, unitization, communitization, production sharing or similar agreement, order or declaration.

“Hydrocarbon Tax” means any hydrocarbon production or similar excise Tax based upon or measured by the operation of the Assets or the production of hydrocarbons therefrom, but excluding any Income Tax or Property Tax.

“Incidental Rights” shall mean all right, title and interest of Seller in and to or derived from the following insofar as the same are attributable to the Subject Interests:  (a) all rights with respect to the use and occupancy of the surface of and the subsurface depths under the Lands; (b) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof; (c) all agreements and contracts, easements, rights-of-way, servitudes and other estates, including those described in Part I of Schedule A-1-A; (d) all real and personal property located upon the Lands and used in connection with the exploration,

Appendix A – Page 8

development or operation of the Subject Interests, including those described in Part II of Schedule A-1-A; and (e) the Asset Records.

“Income Tax” means any federal, state, local or foreign income, franchise or similar Tax.

“Indemnified Claim” shall be as defined in Section 14.3(a).

“Indemnified Person” shall be as defined in Section 14.3.

“Indemnifying Party” shall be as defined in Section 14.3.

“Initial Adjustment Amount” shall be as defined in Section 3.3(a).

“knowledge” shall mean the actual knowledge (excluding any imputed or implied knowledge) of any fact, circumstance or condition by a current officer or manager of the party involved.

“Lands” shall mean the lands covered by or subject to the Subject Interests.

“Law” shall mean any applicable statute, law (including common law), ordinance, regulation, rule, ruling, order, writ, injunction, decree or other official act of or by any Governmental Authority.

“Material Adverse Effect” shall mean a material adverse effect on the value of the Assets (taken as a whole and after taking into account any insurance, indemnity and other recoveries payable in respect thereof), excluding any effect resulting from any change in economic, industry or market conditions (whether general or regional in nature or limited to any area where any Assets are located) or from any change in Law or regulatory policy.

“Negative Imbalance” shall mean, respectively as to each Property Subdivision to which the Subject Interests are attributable and without duplication, the sum (expressed in MMBtus) of (i) the aggregate make-up, prepaid or other volumes of natural gas that Seller was obligated as of the Effective Time, on account of prepayment, advance payment, take-or-pay, gas balancing or similar obligations, to deliver from the Subject Interests attributable to such Property Subdivision after the Effective Time without then or thereafter being entitled to receive full payment therefor (proportionately reduced to the extent Seller will be entitled to receive partial payment therefor) and (ii) the aggregate pipeline or processing plant imbalances or overdeliveries for which Seller is obligated to pay or deliver natural gas or cash to any pipeline, gatherer, transporter, processor, co-owner or purchaser in connection with any other natural gas attributable to the Subject Interests.

“Net Cash Flow” shall be as defined in Section 3.3(d).

“Net Revenue Interest” shall mean an interest (expressed as a percentage or decimal fraction) in and to all oil, gas and other hydrocarbons produced and saved from or attributable to a Property Subdivision.

Appendix A – Page 9

“PBGC” shall be as defined in Section 4.1(y)(ii).

“Pennsylvania Fee Interests” shall mean and include (i) the undivided fee interests in oil, gas and other hydrocarbons in place specified in Part IV of Schedule A-1-A and (ii) all other undivided fee interests of Seller in oil, gas and other hydrocarbons in place in the lands covered by or subject to any of the undivided fee interests described in Part IV of Schedule A-1-A, even though such interests of Seller may be incorrectly described or referred to in, or a description thereof may be omitted from, Part IV of Schedule A-1-A, excluding any Excluded Assets.

“Pennsylvania Oil and Gas Lease” shall be as defined in Section 9.3(b).

“Permitted Encumbrances” shall mean any of the following matters:

(a)         all agreements, instruments, documents, liens, encumbrances, and other matters which are described in Schedule A-3 or any other Schedule or Exhibit to this Agreement to the extent they do not (i) reduce the Net Revenue Interest or Net Revenue Interests below that shown in the Property Schedule or (ii) increase Seller’s Working Interest above that shown in the Property Schedule without at least a proportionate increase in Net Revenue Interest or Net Revenue Interests;

(b)         any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to the maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing oil, gas or other hydrocarbons therefrom or therein which do not reduce the Net Revenue Interest or Net Revenue Interests below that shown in the Property Schedule, or increase the Working Interest above that shown in the Property Schedule without at least a proportionate increase in Net Revenue Interest or Net Revenue Interests and (ii) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Assets or the production or processing of oil, gas or other hydrocarbons therefrom, that are not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith;

(c)         any liens for Taxes not yet delinquent;

(d)         any liens or security interests created by Law or reserved in oil, gas and/or mineral leases for royalty, bonus or rental or for compliance with the terms of the Subject Interests;

(e)         all Preference Rights and Transfer Requirements applicable to this or any future transaction;

(f)          any easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights with respect to operations to the extent they do not (i) reduce

Appendix A – Page 10

Seller’s Net Revenue Interest or Net Revenue Interests below that shown in the Property Schedule, (ii) increase Seller’s Working Interest above that shown in the Property Schedule without at least a proportionate increase in Net Revenue Interest or Net Revenue Interests or (iii) interfere in any material respect with Seller’s operation of the portion of the Assets burdened thereby;

(g)         any obligations, prohibitions, restrictions, terms or provisions contained in any existing joint operating agreement, farmout, farmin or tax partnership agreement to which the Assets are subject that is similar to those provided under any A.A.P.L. Model Form Operating Agreement, to the extent they do not (i) reduce the Net Revenue Interest or Net Revenue Interests below that shown in the Property Schedule or (ii) increase Seller’s Working Interest above that shown in the Property Schedule without at least a proportionate increase in Net Revenue Interest or Net Revenue Interests;

(h)         all agreements and obligations relating to (1) imbalances with respect to the production, gathering, transportation or processing of gas, (2) calls or purchase options on oil, gas or other minerals exercisable at current fair market prices or the posted prices of such purchaser, or (3) processing rights or commitments;

(i)          all royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens on productions to the extent that the net cumulative effect of such burdens, as to a particular Property Subdivision, does not operate to reduce the Net Revenue Interest of Seller in such Property Subdivision as specified in the Property Schedule or increase the Working Interest of Seller in such Property Subdivision as specified in the Property Schedule;

(j)          all obligations by virtue of a prepayment, advance payment or similar arrangement under any contract for the sale of gas production, including by virtue of “take-or-pay” or similar provisions, to deliver gas produced from or attributable to the Subject Interests after the Effective Time without then or thereafter being entitled to receive full payment therefor, in each case to the extent the same are disclosed in any Schedule or Exhibit to this Agreement;

(k)         all liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects, irregularities and other matters affecting any Asset which individually or in the aggregate are not such as to interfere materially with the operation, value or use of such Asset, which do not reduce the Net Revenue Interest or Net Revenue Interests below that shown in the Property Schedule, or increase the Working Interest above that shown in the Property Schedule without at least a proportionate increase in Net Revenue Interest or Net Revenue Interests;

(l)          any encumbrance, title defect or other matter (whether or not constituting a Title Defect) waived or deemed waived by Buyer pursuant to Article VII;

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(m)        rights reserved to or vested in any Governmental Authority to control or regulate any of the wells or units or other properties  included in the Assets and all applicable laws, rules, regulations and orders of such authorities so long as the same do not decrease Seller’s Net Revenue Interest below the Net Revenue Interest shown in the Property Schedule or increase Seller’s Working Interest above the Working Interest shown in the Property Schedule;

(n)         the terms and conditions of all contracts and agreements relating to the Subject Interests, including, without limitation, exploration agreements, gas sales contracts, processing agreements, farmins, farmouts, operating agreements, area of mutual interest agreements, and right-of-way agreements, to the extent such terms and conditions do not decrease Seller’s Net Revenue Interest below the Net Revenue Interest shown in the Property Schedule or increase Seller’s Working Interest above the Working Interest shown in the Property Schedule;

(o)         rights of reassignment requiring notice and/or the reassignment (or granting an opportunity to receive a reassignment) of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest; and

(p)         all consents and approvals of or filings with the United States Department of Interior or other applicable Governmental Authorities in connection with assignments of the Subject Interests customarily obtained post-closing as contemplated by Section 8.5.

“Person” shall mean any Governmental Authority or any individual, firm, partnership, corporation, limited liability company, association, joint venture, trust, unincorporated organization or other entity or organization.

“Plugging and Abandonment Obligations” shall mean any and all Covered Liabilities arising out of or attributable to the plugging, abandonment or removal, or any obligation to plug, abandon or remove, any well, platform, pipeline, facilities, equipment, fixtures or other property described or referenced in the Property Schedule or located on the Assets which as of the Effective Time has not been plugged, abandoned and removed in accordance with the terms of the Subject Interests and all Laws applicable thereto.

“Positive Imbalance” shall mean, respectively as to each Property Subdivision to which the Subject Interests are attributable and without duplication, the sum (expressed in MMBtus) of (i) the aggregate make-up, prepaid or other volumes of natural gas that Seller was entitled as of the Effective Time, on account of prepayment, advance payment, take-or-pay, gas balancing or similar obligations, to receive from the Hydrocarbon Interests (other than the Subject Interests) attributable to such Property Subdivision after the Effective Time and (ii) the aggregate pipeline or processing plant imbalances or underdeliveries for which Seller is entitled to receive natural gas or cash from any pipeline, gatherer, transporter, processor, co-owner or purchaser in connection with any natural gas attributable to the Subject Interests.

Appendix A – Page 12

“Preference Property” shall be as defined in Section 8.2.

“Preference Right” shall mean any right or agreement that enables or may enable any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment, encumbrance or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Property Schedule” means Schedule A-1 attached to and made a part of this Agreement.

“Property Subdivision” means each well, well completion, multiple well completion, unit, lease or other subdivision of property described or referenced in the Property Schedule.

“Property Tax” means any ad valorem or property tax imposed with respect to the Assets.

“Proprietary Seismic Data License Agreement” shall be as defined in Section 9.18.

“Purchase Price” shall be as defined in Section 3.1.

“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any Corrective Actions required under Environmental Laws to correct or remove such Environmental Condition; provided that, such Remediation shall not extend to or cover any Corrective Actions to the extent required under Future Laws or to the extent required to correct or remove any condition or any aggravation of or effect on such Environmental Condition which is caused or contributed to by any act or omission of any Person after the Closing Date, other than Seller or Seller’s employees, consultants, contractors or agents.

“Remediation Amount” shall mean, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of 10%) of the cost of the most cost effective Remediation of such Environmental Condition.

“Reserve Report” shall mean that certain reserve report dated November 1, 2007, prepared by Degolyer and Macnaughton, with respect to the Subject Interests as of November 1, 2007.

“Retained Asset” shall be as defined in Section 8.4.

“Royalty Accounts” shall mean those separately identifiable accounts (and all monies contained therein) which are expressly identified and set forth in Schedule A-4 in which Seller is holding as of the Effective Time monies which (i) are owing to third party owners of royalty, overriding royalty, working or other interests in respect of past production of oil, gas or other hydrocarbons attributable to the Assets or (ii) may be subject to refund by royalty owners or other third parties to purchasers of past production of oil, gas or other hydrocarbons attributable to the Assets.

“Rules” shall be as defined in Section 16.10(b).

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“Seller” shall be as defined in the preamble to this Agreement.

“Seller Benefit Plans” shall be as defined in Section 4.1(y)(i).

“Seller Controlled Entity” shall be as defined in Section 4.1(y)(ii).

“Seller Employment Termination Date” shall be as defined in Section 9.11(a).

“Seller Indemnified Persons” shall be as defined in Section 14.1.

“Seller Title Credit” shall be as defined in Section 7.4.

“Senior Executive” shall be as defined in Section 16.10(a).

“2007 Statements of Revenues and Expenses” shall be as defined in Section 5.1(c).

“Subject Interests” shall mean and include (i) the undivided interests specified in Parts I and II of the Property Schedule in, to or under the Hydrocarbon Interests specifically described in the Property Schedule, and (ii) all other interests of Seller in, to or under any Hydrocarbon Interests in, to or under or derived from any lands covered by or subject to any of the Hydrocarbon Interests described in Parts I and II of the Property Schedule, even though such interests of Seller may be incorrectly described or referred to in, or a description thereof may be omitted from, Parts I and II of the Property Schedule, excluding any interests which become Excluded Assets.

“Tax Partnership” shall be as defined in Section 4.1(p).

“Tax Proceeding” shall be as defined in Section 12.3(c).

“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, hydrocarbon production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, withholding or other taxes or governmental fees or charges imposed by any Governmental Authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Authority or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Termination Date” shall be as defined in Section 15.1(a).

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“Title Curative Period” shall be as defined in Section 7.2(c)(i).

“Title Defect” shall be as defined in Section 7.3.

“Title Defect Amount” shall be as defined in Section 7.2(d).

“Title Defect Notice” shall be as defined in Section 7.2(a).

“Title Defect Property” shall be as defined in Section 7.2(c)(i).

“Title Examination Period” shall be as defined in Section 7.2(a).

“Title IV Plan” shall be as defined in Section 4.1(y)(ii).

“Transaction Documents” shall mean this Agreement and all other agreements, instruments and documents which are required by the terms of this Agreement to be executed and/or delivered by Seller and/or Buyer.

“Transfer Requirement” shall mean any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment, transfer or encumbrance of any Asset or any interest therein, other than any consent or approval of or filing with any Governmental Authority in connection with the assignment of any Subject Interest that are customarily obtained post-closing as contemplated by Section 8.5.

“Transition Agreement” shall be as defined in Section 9.10.

“Working Interest” shall mean the percentage of costs and expenses attributable to the maintenance, development and operation of a Property Subdivision.

Appendix A – Page 15

EXHIBIT A-1

TO

ASSET PURCHASE AGREEMENT

ARBITRATION PROCEDURES

The arbitration procedures referred to in the Asset Purchase Agreement (the “Agreement”) to which this Exhibit A-1 is attached shall be as follows:

1.             Capitalized terms used herein, and not otherwise herein defined, shall have the meanings ascribed to such terms in the Agreement.  Any controversy or dispute submitted to arbitration pursuant to the arbitration agreement set forth in the Agreement and these Arbitration Procedures shall be referred to herein as the “Disputed Issues”.  The persons identified in the arbitration agreement set forth in the Agreement which are parties to the Disputed Issues are referred to herein individually as a “Concerned Party” and collectively as “Concerned Parties”.  If the controversy or dispute constituting the Disputed Issues is solely between Buyer, its Affiliates and/or their respective successors, assigns or legal representatives, on the one hand, and Seller, its Affiliates and/or their respective successors, assigns or legal representatives, on the other hand, then solely for purposes of appointing or replacing an arbitrator pursuant to Paragraphs 3, 4 and 5 below (and for purposes of sharing the expenses of arbitration pursuant to Paragraph 9 below), those of the Buyer, its Affiliates and their respective successors, assigns and legal representatives which are parties to the Disputed Issues shall be deemed to be a single Concerned Party and those of the Seller, its Affiliates and their respective successors, assigns and legal representatives which are parties to the Disputed Issues shall be deemed to be a single Concerned Party.

2.             Any Concerned Party desiring to submit any Disputed Issues to arbitration shall give written notice to the other Concerned Parties of its demand to submit such Disputed Issues to arbitration pursuant to these Arbitration Procedures (an “Arbitration Notice”).

3.             Within twenty (20) days after any Concerned Party receives the Arbitration Notice from the AAA, each Concerned Party shall, by written notice to the other and to the AAA, appoint one arbitrator.  The two arbitrators so appointed shall name the third, presiding arbitrator within twenty (20) days after the selection of the second arbitrator.  If they fail to do so, either arbitrator or any Concerned Party may request the AAA to appoint the third arbitrator.  The presiding arbitrator shall have experience in the oil and gas exploration and production business or in the resolution of disputes involving same and, to the extent the Disputed Issues relate to accounting, must be experienced in and knowledgeable about oil and gas accounting matters.  In addition, the third arbitrator shall be required to meet the qualification requirements of the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”), whether appointed by the arbitrators or by a judge as provided above.

Exhibit A-1 – Page 1

4.             If more than two Concerned Parties are parties to the Disputed Issues (a “Multi-Party Arbitration”), all Concerned Parties which are parties to the Disputed Issues shall jointly name and agree on the appointment of the two arbitrators to be appointed by the Concerned Parties pursuant to Paragraph 3 above.  If the Concerned Parties in a Multi-Party Arbitration do not agree on the choice of any arbitrator to be appointed by the Concerned Parties pursuant to Paragraph 3 above within thirty (30) days after the Arbitration Notice with respect to such Multi-Party Arbitration has been given (or on the choice of a replacement arbitrator pursuant to Paragraph 5 below within thirty (30) days from notice of resignation or inability to serve), then any Concerned Party in such Multi-Party Arbitration may request the AAA to make the appointment of such arbitrator (or replacement arbitrator).

5.             If prior to rendering a decision an arbitrator resigns or becomes unable to serve, the arbitrator shall be replaced as follows.  If that arbitrator was one of the two arbitrators appointed by the Concerned Parties, the Concerned Party that named him or her (or all Concerned Parties in a Multi-Party Arbitration) shall name a replacement; provided, however, that if that replacement is not named within twenty (20) days from notice of resignation or inability to serve, the AAA shall name a replacement (or, in the case of a Multi-Party Arbitration, the procedure specified in Paragraph 4 above shall apply).  If he or she was the third arbitrator, the other two arbitrators shall name a replacement; provided, however, that if they fail to agree on a replacement within fifteen (15) days, either arbitrator or any Concerned Party may follow the procedures specified in Paragraph 3 above and request judicial appointment of the replacement by the AAA.

6.             Except as expressly permitted in the arbitration agreement set forth in the Agreement, no Concerned Party subject to these Arbitration Procedures will commence or prosecute any suit or action against another Concerned Party subject to these Arbitration Procedures relating to the Disputed Issues, other than as may be necessary to compel arbitration under these Arbitration Procedures, seek injunctive relief pending arbitration hereunder, for the purpose of aiding the arbitration or the collection of evidence for same, or to enforce the award of the arbitral tribunal.

7.             The arbitral tribunal may in all matters act through a majority of its members on any Disputed Issues.

8.             No matters whatsoever, other than the Disputed Issues, are subject to the agreement to arbitrate embodied in these Arbitration Procedures.  The arbitral tribunal shall be empowered hereunder solely to resolve the Disputed Issues.  The validity, construction, and interpretation of this agreement to arbitrate, and all procedural aspects of the arbitration conducted pursuant to this agreement to arbitrate, including but not limited to, the scope of this agreement to arbitrate, the determination of the issues that are subject to arbitration (i.e., arbitrability), allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration, shall be decided by the arbitral tribunal.  The arbitral tribunal shall have no power to award any indirect, consequential, exemplary or punitive damages, regardless of whether such remedy would be available under the applicable law.  The arbitral tribunal shall  have the power to enter

Exhibit A-1 – Page 2

such interim orders as it deems necessary, including, without limitation, orders to preserve the subject matter of the Disputed Issues or to preserve or adjust the status of the Concerned Parties pending resolution of the Disputed Issues in arbitration.  The presiding arbitrator shall be authorized to issue procedural orders or interim measures upon application of any Concerned Party, provided, however, that such rulings shall be presented to the full arbitral tribunal for confirmation at the earliest reasonable time.  The Concerned Parties agree to accept and honor any interim orders and agree that any such interim orders may be enforced as necessary in any court having relevant jurisdiction.  The seat of the arbitration and the sole venue for any proceedings in the arbitration shall be Harris County, Texas.

9.             Subject to Section 16.12 of the Agreement, the expenses of arbitration, including reasonable compensation of the arbitrators, shall be borne equally by the Concerned Parties.  Subject to Section 16.12 of the Agreement, each Concerned Party shall bear the compensation and expenses of its own counsel, witnesses and employees.  If the testimony of a witness is obtained by all Concerned Parties, the costs associated with obtaining such testimony shall be borne equally by the Concerned Parties.  The arbitral tribunal shall render a final award resolving all issues in the Disputed Issues, and it may issue partial awards as it deems appropriate.  The final award shall be rendered no later than 180 days following the appointment of the presiding arbitrator, unless the arbitral tribunal determines that good cause exists for delay or the Concerned Parties agree to extend the time for the final award.  The decision of the arbitral tribunal shall be rendered in writing and shall state the reasons for the decision, identify the composition of the board of arbitration, the date and the place of the decision, and any allocation of costs and expenses of the arbitration between the Concerned Parties.  The arbitration decision shall be final and binding upon the Concerned Parties and their respective successors, assigns and legal representatives.  Judgment upon the arbitration decision may be entered and execution had in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the decision and an order of enforcement.

10.           Matters not specifically provided for in the Arbitration Procedures shall be governed by the Rules or the Texas General Arbitration Act, chap. 171, Texas Civil Practice & Remedies Code.

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